UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ELI LILLY AND COMPANY

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Notice of 2007 Annual Meeting and Proxy Statement
March 5, 2007
Dear Shareholder:
You are cordially invited to attend our annual meeting of shareholders on Monday, April 16, 2007, at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, at 11:00 a.m. EDT.
The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. Your vote is very important. I urge you to vote by mail, by telephone, or on the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend.
Please note our procedures for admission to the meeting described on page 59.
I look forward to seeing you at the meeting.
Sidney Taurel
Chairman of the Board and Chief Executive Officer

Notice of Annual Meeting of Shareholders
April 16, 2007
The annual meeting of shareholders of Eli Lilly and Company will be held at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, on Monday, April 16, 2007, at 11:00 a.m. EDT for the following purposes:
•	to elect four directors of the company to serve three-year terms

•	to ratify the appointment by the audit committee of Ernst & Young LLP as principal independent auditors for the year 2007

•	to approve amendments to the articles of incorporation to provide for the annual election of directors

•	to reapprove performance goals for the company’s 2002 Lilly Stock Plan

•	to consider and vote on a shareholder proposal requesting that the board of directors report on the feasibility of extending the company’s animal care and use policy to contract laboratories

•	to consider and vote on a shareholder proposal requesting that the board of directors report on international outsourcing of animal research

•	to consider and vote on a shareholder proposal requesting that the board of directors establish a policy separating the roles of chairman and chief executive officer

•	to consider and vote on a shareholder proposal requesting that the company amend its articles of incorporation to allow shareholders to amend the company’s bylaws by majority vote

•	to consider and vote on a shareholder proposal requesting that the board of directors adopt a simple majority vote standard for certain matters other than the election of directors
Shareholders of record at the close of business on February 15, 2007, will be entitled to vote at the meeting and at any adjournment of the meeting.
Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. A page at the back of this proxy statement contains an admission ticket. If you plan to attend the meeting, please bring this ticket with you.
This combined proxy statement and annual report to shareholders and the proxy are being mailed on or about March 5, 2007.
By order of the board of directors,
James B. Lootens
Secretary
March 5, 2007
Indianapolis, Indiana

General Information
Why did I receive this proxy statement?
The board of directors of Eli Lilly and Company is soliciting proxies to be voted at the annual meeting of shareholders (the annual meeting) to be held on Monday, April 16, 2007, and at any adjournment of the annual meeting. When the company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law.
What will the shareholders vote on at the annual meeting?
Nine items:
•	election of directors

•	ratification of the appointment of principal independent auditors

•	amending the company’s articles of incorporation to allow for annual election of directors

•	reapproving performance goals for the company’s stock plan

•	a shareholder proposal on extending the company’s animal care and use policy to contract laboratories

•	a shareholder proposal on international outsourcing of animal research

•	a shareholder proposal on separating the roles of chairman and chief executive officer

•	a shareholder proposal on amending the company’s articles of incorporation

•	a shareholder proposal on adopting a simple majority vote standard for matters other than election of directors
Will there be any other items of business on the agenda?
We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.
Who is entitled to vote?
Shareholders as of the close of business on February 15, 2007 (the record date) may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:
•	held directly in your name as the shareholder of record

•	held for you in an account with a broker, bank, or other nominee

•	attributed to your account in the Lilly Employee 401(k) Plan (the 401(k) plan).
What constitutes a quorum?
A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date, ___ shares of company common stock were issued and outstanding.
How many votes are required for the approval of each item?
There are differing vote requirements for the various proposals.
•	Each nominee for director will be elected if the votes for the director exceed the votes against the director. Abstentions will not be counted either for or against the director.

•	The appointment of principal independent auditors, the management proposal regarding performance goals, and the shareholder proposals will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions will not be counted either for or against the proposal.

•	The management proposal to amend the articles of incorporation requires the vote of 80 percent of the outstanding shares. For this item, abstentions and broker non-votes have the same effect as a vote against the proposal.
Broker nonvotes. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors and the ratification of auditors, the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.”
How do I vote by proxy?
If you are a shareholder of record, you may vote your proxy by any one of the following methods.
By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf for the election of the nominees for director listed below, for the ratification of the appointment of the independent auditors, for the management proposals on amending the articles of incorporation and reapproving performance goals for the company’s stock plan, and against the shareholder proposals.
     Note that if you previously elected to receive these materials electronically, you did not receive a proxy card. If you wish to vote by mail, rather than by telephone or on the Internet as discussed below, you may request paper copies of these materials, including a proxy card, by calling 317-433-5112. Please make sure you give us the control number from the e-mail message that you received notifying you of the electronic availability of these materials, along with your name and mailing address.
By telephone. Shareholders in the United States, Puerto Rico, and Canada may vote by telephone by following the instructions on the enclosed proxy card or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m. EDT April 15, 2007.
By Internet. You may vote online at www.proxyvote.com. Follow the instructions on the enclosed proxy card or, if you received these materials electronically, the instructions in the e-mail message that notified you of their availability. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m. EDT April 15, 2007.
You have the right to revoke your proxy at any time before the meeting by (1) notifying the company’s secretary in writing or (2) delivering a later-dated proxy by telephone, on the Internet, or in writing. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting.
How do I vote shares that are held by my broker?
If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone, and on the Internet.
How do I vote in person?
If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, by telephone, or on the Internet even if you plan to attend the meeting.
How do I vote my shares in the 401(k) plan?
You may instruct the plan trustee on how to vote your shares in the 401(k) plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card.
How many shares in the 401(k) plan can I vote?
You may vote all the shares allocated to your account on the record date. In addition, unless you decline, your vote will also apply to a proportionate number of other shares held in the 401(k) plan for which voting directions are not received. These undirected shares include:
•	shares credited to the accounts of participants who do not return their voting instructions (except for a small number of shares from a prior stock ownership plan, which can be voted only on the directions of the participants to whose accounts the shares are credited)

•	shares held in the plan that are not yet credited to individual participants’ accounts.
     All participants are named fiduciaries under the terms of the 401(k) plan and under the Employee Retirement Income Security Act (ERISA) for the limited purpose of voting shares credited to their accounts and the portion of undirected shares to which their vote applies. Under ERISA, fiduciaries are required to act prudently in making voting decisions.
     If you do not want to have your vote applied to the undirected shares, you should check the box marked “I decline.” Otherwise, the trustee will automatically apply your voting preferences to the undirected shares proportionally with all other participants who elected to have their votes applied in this manner.
What happens if I do not vote my 401(k) plan shares?
Your shares will be voted by other plan participants who have elected to have their voting preferences applied proportionally to all shares for which voting instructions are not otherwise received.
What does it mean if I receive more than one proxy card?
It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.
Who tabulates the votes?
The votes are tabulated by an independent inspector of election, IVS Associates, Inc.
What should I do if I want to attend the annual meeting?
All shareholders as of the record date may attend by presenting the admission ticket that appears at the end of this proxy statement. Please fill it out and bring it with you to the meeting. The meeting will be held at the Lilly Center Auditorium. Please use the Lilly Center entrance to the south of the fountain at the intersection of Delaware and McCarty streets. You will need to pass through security, including a metal detector. Present your ticket to the usher at the meeting.
     Parking will be available on a first-come, first-served basis in the garage indicated on the map on page 60.
     If you have questions about admittance or parking, you may call 317-433-5112.
How do I contact the board of directors?
You can send written communications to one or more members of the board, addressed to:
Presiding Director, Board of Directors
Eli Lilly and Company
c/o Corporate Secretary
Lilly Corporate Center
Indianapolis, Indiana 46285
All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the company.
How do I submit a shareholder proposal for the 2008 annual meeting?
The company’s 2008 annual meeting is scheduled for April 21, 2008. If a shareholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by November 6, 2007. Proposals should be addressed to the company’s corporate secretary, Lilly Corporate Center, Indianapolis, Indiana 46285. In addition, the company’s bylaws provide that any shareholder wishing to propose any other business at the annual meeting must give the company written notice by November 6, 2007. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available online at http://investor.lilly.com/bylaws.cfm.

Does the company offer an opportunity to receive future proxy materials electronically?
Yes. If you are a shareholder of record or a member of the 401(k) plan, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet. If you have more than one account, you may receive separate e-mail notifications for each account.
     You may sign up for electronic delivery in two ways:
•	If you vote online as described above, you may sign up for electronic delivery at that time.

•	You may sign up at any time by visiting http://proxyonline.lilly.com.
     If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.
     If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.
What are the benefits of electronic delivery?
Electronic delivery reduces the company’s printing and mailing costs. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares online. If you have shares in more than one account, it is an easy way to avoid receiving duplicate copies of proxy materials.
What are the costs of electronic delivery?
The company charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.
May I change my mind later?
Yes. You may discontinue electronic delivery at any time. For more information, call 317-433-5112.
What is “householding”?
We have adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.
     Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings.
     Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.
What if I want to receive a separate copy of the annual report and proxy statement?
If you participate in householding and wish to receive a separate copy of the 2006 annual report and 2007 proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call us at 317-433-5112 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request.

Board of Directors
Directors’ Biographies
Class of 2007
The following four directors’ terms will expire at this year’s annual meeting. Each of these directors has been nominated and is standing for election to serve another term that will expire in 2010. See page 46 of this proxy statement for more information.

Sir Winfried Bischoff Chairman, Citigroup Europe
Director since 2000	Age 65

Sir Winfried Bischoff has served as chairman, Citigroup Europe, since April 2000. From 1995 to 2000, he was chairman of Schroders, plc. He joined the Schroder Group in 1966 and held a number of positions there, including chairman of J. Henry Schroder Co. and group chief executive of Schroders, plc. He is a nonexecutive director of The McGraw-Hill Companies, Inc., and Land Securities plc.

J. Michael Cook Retired Chairman and Chief Executive Officer, Deloitte and Touche LLP
Director since 2005	Age 64

Mr. Cook served as chairman and chief executive officer of Deloitte and Touche, LLP from 1989 until his retirement in 1999. He joined Deloitte, Haskins & Sells in 1964 and served as chairman and chief executive officer from 1986 through 1989. Mr. Cook is a member of the Advisory Council of the Public Company Accounting Oversight Board and is a trustee of The Scripps Research Institute. He serves on the boards of Comcast Corporation and International Flavors & Fragrances Inc. He is chairman of the Accountability Advisory Council to the Comptroller General of the United States. He was a member of the National Association of Corporate Directors Blue Ribbon Panel on Corporate Governance and was named the 62nd member of the Accounting Hall of Fame in 1999. He is past president of the Institute of Outstanding Directors.

Franklyn G. Prendergast, M.D., Ph.D.
Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics, Mayo Medical School, and Director, Mayo Clinic Cancer Center
Director since 1995	Age 61

Dr. Prendergast is the Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics at Mayo Medical School and the director of the Center for Individualized Medicine. He has held several other teaching positions at the Mayo Medical School since 1975. Dr. Prendergast serves on the board of trustees of the Mayo Foundation and the Mayo Clinic Board of Governors.

Kathi P. Seifert Retired Executive Vice President, Kimberly-Clark Corporation
Director since 1995	Age 57

Ms. Seifert served as executive vice president for Kimberly-Clark Corporation until June 2004. She joined Kimberly-Clark in 1978 and served in several capacities in connection with both the domestic and international consumer products businesses, most recently leading the team that develops and manages global plans for branding and product positioning, R&D programs, and capital investment for personal care products. She also oversaw Kimberly-Clark’s U.S. and Canadian sales forces. Prior to joining Kimberly-Clark, Ms. Seifert held management positions at Procter & Gamble, Beatrice Foods, and Fort Howard Paper Company. She is chair of Pinnacle Perspectives, LLC. Ms. Seifert serves on the boards of Supervalu Inc.; Revlon Consumer Products Corporation; Lexmark International, Inc.; Appleton Papers Inc.; the U.S. Fund for UNICEF; and the Fox Cities Performing Arts Center.

Class of 2008
The following four directors will continue in office until 2008.

George M.C. Fisher Retired Chairman of the Board and Chief Executive Officer, Eastman Kodak Company
Director since 2000	Age 66

Mr. Fisher served as chairman of the board of Eastman Kodak Company from 1993 to December 2000. He also served as chief executive officer from 1993 to January 2000 and as president from 1993 until 1996. Prior to joining Kodak, he was an executive officer of Motorola, Inc., serving as chairman and chief executive officer from 1990 to October 1993, and president and chief executive officer from 1988 to 1990. Mr. Fisher is a senior advisor for Kohlberg Kravis Roberts & Company, and a director of General Motors Corporation and Visant Corporation. He is a former chairman of PanAmSat Corporation, and was chairman of the National Academy of Engineering from 2000 to 2004.

Alfred G. Gilman, M.D., Ph.D.
Executive Vice President for Academic Affairs and Provost, The University of Texas Southwestern Medical Center; Dean, The University of Texas Southwestern Medical School; and Regental Professor of Pharmacology, The University of Texas Southwestern Medical Center
Director since 1995	Age 65

Dr. Gilman has served as executive vice president for academic affairs and provost of The University of Texas Southwestern Medical Center and dean of The University of Texas Southwestern Medical School since 2005 and professor of pharmacology at The University of Texas Southwestern Medical Center since 1981. He holds the Raymond and Ellen Willie Distinguished Chair in Molecular Neuropharmacology, the Nadine and Tom Craddick Distinguished Chair in Medical Science, and the Atticus James Gill, M.D. Chair in Medical Science at the university and was named a regental professor in 1995. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 to 1981 and was named a professor of pharmacology there in 1977. He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.

Karen N. Horn, Ph.D. Retired President, Private Client Services, and Managing Director, Marsh, Inc.
Director since 1987	Age 63

Ms. Horn served as president of Private Client Services and managing director of Marsh, Inc., a subsidiary of MMC, from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking at Bankers Trust Company; chair and chief executive officer of Bank One, Cleveland, N.A.; president of the Federal Reserve Bank of Cleveland; treasurer of Bell of Pennsylvania; and vice president of First National Bank of Boston. Ms. Horn serves as director of T. Rowe Price Mutual Funds; The U.S. Russia Investment Fund, a presidential appointment; Simon Property Group, Inc.; and Fannie Mae. Ms. Horn has been senior managing director of Brock Capital Group since 2004.

John C. Lechleiter, Ph.D. President and Chief Operating Officer
Director since 2005	Age 53

Dr. Lechleiter has served as president and chief operating officer of the company since October 2005. He joined Lilly in 1979 as a senior organic chemist and has held management positions in England and the U.S. He was named vice president of pharmaceutical product development in 1993 and vice president of regulatory affairs in 1994. In 1996, he was named vice president for development and regulatory affairs. Dr. Lechleiter became senior vice president of pharmaceutical products in 1998, and executive vice president, pharmaceutical products and corporate development in 2001. He was named executive vice president, pharmaceutical operations in 2004. He is a member of the American Chemical Society. In 2004, Dr. Lechleiter was appointed to the Visiting Committee of Harvard Business School and to the Health Policy and Management Executive Council of the Harvard School of Public Health. He also serves as a member of the Board of Trustees of Xavier University (Cincinnati, Ohio). In 2006, he became a member of the board of directors and executive committee of the Fairbanks Institute, and also a member of the United Way of Central Indiana board of directors. In addition, he serves as a distinguished advisor to The Children’s Museum of Indianapolis and as a member of the Dean’s External Advisory Board at the Indiana University School of Medicine.

Class of 2009
The following four directors will continue in office until 2009.

Martin S. Feldstein, Ph.D. President and Chief Executive Officer, National Bureau of Economic Research, and George F. Baker Professor of Economics, Harvard University
Director since 2002	Age 67

Dr. Feldstein is president and chief executive officer of the National Bureau of Economic Research and the George F. Baker Professor of Economics at Harvard University. He became an assistant professor at Harvard in 1967 and an associate professor in 1968. From 1982 through 1984, he served as chairman of the Council of Economic Advisers and President Ronald Reagan’s chief economic adviser. He is a member of the American Philosophical Society, a corresponding fellow of the British Academy, a fellow of the Econometric Society, and a fellow of the National Association for Business Economics. Dr. Feldstein is a member of the executive committee of the Trilateral Commission and a director of the Council on Foreign Relations; American International Group, Inc.; and Economic Studies, Inc. He is a member of the American Academy of Arts and Sciences and past president of the American Economic Association.

J. Erik Fyrwald Group Vice President, DuPont Agriculture & Nutrition
Director since 2005	Age 47

Mr. Fyrwald has been group vice president of DuPont Agriculture & Nutrition since 2003. He was previously vice president and general manager of DuPont’s nutrition and health businesses, which included The Solae Company, DuPont Qualicon, Liqui-Box, and DuPont Food Industry Solutions. Mr. Fyrwald joined DuPont in 1981 as a production engineer, and held a variety of sales and management positions in a number of areas. In 1990, he became the leader of the DuPont Engineering Polymers and DuPont™ Butacite® businesses for the Asia Pacific region, a position he held until 1994. He was named leader of the DuPont Nylon Plastics business for the Americas until 1996, when he became head of global sales and marketing for engineering polymers. In 1998, he was appointed vice president of corporate plans and business development and then vice president of e-commerce. Mr. Fyrwald serves on the boards of the Biotechnology Industry Organization (BIO); CropLife International President’s Advisory Group; Des Moines Art Center; 8th Continent L.L.C.; and The Solae Company.

Ellen R. Marram President, The Barnegat Group LLC
Director since 2002	Age 60

Ms. Marram is president of The Barnegat Group LLC, a firm that provides business advisory services. She was a managing director at North Castle Partners, LLC from 2000 to 2005 and is currently an advisor to the firm. Prior to joining North Castle, she served as the chief executive officer of a start-up B2B exchange for the food and beverage industry. From 1993 through 1998, Ms. Marram was president and chief executive officer of Tropicana and the Tropicana Beverage Group. From 1988 to 1993, she was president and chief executive officer of the Nabisco Biscuit Company, an operating unit of Nabisco, Inc.; from 1987 to 1988, she was president of Nabisco’s Grocery Division; and from 1970 to 1986, she held a series of marketing positions at Nabisco/Standard Brands, Johnson & Johnson, and Lever Brothers. Ms. Marram is a member of the board of directors of Ford Motor Company and The New York Times Company as well as several private companies. She serves on the boards of The New York-Presbyterian Hospital, Lincoln Center Theater, Families and Work Institute, and Citymeals-on-Wheels.

Sidney Taurel Chairman of the Board and Chief Executive Officer
Director since 1991	Age 58

Mr. Taurel has been the company’s chief executive officer since July 1998 and chairman of the board since January 1999. He also served as president from February 1996 through September 2005. He joined the company in 1971 and has held management positions in the company’s international operations based in São Paulo, Vienna, Paris, and London. Mr. Taurel served as president of Eli Lilly International Corporation from 1986 to 1991, executive vice president of the pharmaceutical division from 1991 to 1993, and executive vice president of the company from 1993 to 1996. He is a member of the boards of IBM Corporation and The McGraw-Hill Companies, Inc. He is also a member of the executive committee of the board of directors of Pharmaceutical

Research and Manufacturers of America (PhRMA), a member of the board of overseers of the Columbia Business School, a trustee at the Indianapolis Museum of Art, a director of the RCA Tennis Championships, and a member of The Business Council and The Business Roundtable. In early 2003, he was appointed to the President’s Export Council to provide advice on international trade issues. He is an officer of the French Legion of Honor.
Highlights of the Company’s Corporate Governance Guidelines
The board of directors has established guidelines that it follows in matters of corporate governance. The following summary provides highlights of those guidelines. A complete copy of the guidelines is available online at http://investor.lilly.com/guidelines.cfm or in paper form upon request to the company’s corporate secretary.
I. Role of the Board
The directors are elected by the shareholders to oversee the actions and results of the company’s management. Their responsibilities include:
•	providing general oversight of the business

•	approving corporate strategy

•	approving major management initiatives

•	providing oversight of legal and ethical conduct

•	overseeing the company’s management of significant business risks

•	selecting, compensating, and evaluating directors

•	evaluating board processes and performance

•	selecting, compensating, evaluating, and, when necessary, replacing the chief executive officer, and compensating other executive officers

•	ensuring that a succession plan is in place for all senior executives.
II. Composition of the Board
Mix of Independent Directors and Officer-Directors
There should always be a substantial majority (75 percent or more) of independent directors. The chief executive officer should be a board member. Other officers may, from time to time, be board members, but no officer other than the chief executive officer should expect to be elected to the board by virtue of his or her office.
Selection of Director Candidates
The board is responsible for selecting candidates for board membership and for establishing the criteria to be used in identifying potential candidates. The board delegates the screening process to the directors and corporate governance committee. For more information on the director nomination process, including the current selection criteria, see Directors and Corporate Governance Committee Matters on pages 19-20.
Independence Determinations
The board annually determines the independence of directors based on a review by the directors and corporate governance committee. No director is considered independent unless the board has determined that he or she has no material relationship with the company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the board has adopted categorical independence standards consistent with the New York Stock Exchange listing guidelines.
     Specifically, a director is not considered independent if (i) the director or an immediate family member is a current partner of Lilly’s independent auditor (currently Ernst & Young LLP); (ii) the director is a current employee of such firm; (iii) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (iv) the director or immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the listed company’s audit within that time.

     In addition, a director is not considered independent if any of the following relationships existed within the previous three years:
•	a director who is an employee of Lilly, or whose immediate family member is an executive officer of Lilly. Temporary service by an independent director as interim chairman or chief executive officer will not disqualify the director from being independent following completion of that service.

•	a director who receives any direct compensation from Lilly other than the director’s normal director compensation, or whose immediate family member receives more than $100,000 per year in direct compensation from Lilly other than for service as a non-executive employee.

•	a director who is employed (or whose immediate family member is employed as an executive officer) by another company where any Lilly executive officer serves on that company’s compensation committee.

•	a director who is employed by, who is a 10 percent shareholder of, or whose immediate family member is an executive officer of a company that makes payments to or receives payments from Lilly for property or services that exceed the greater of $1 million or 2 percent of that company’s gross revenues in a single fiscal year.

•	a director who is an executive officer of a nonprofit organization that receives grants or contributions from Lilly in a single fiscal year exceeding the greater of $1 million or 2 percent of that organization’s gross revenues in a single fiscal year.
     Members of the audit, compensation, and directors and corporate governance committees must meet all applicable independence tests of the New York Stock Exchange, Securities and Exchange Commission, and Internal Revenue Service.
     In February 2007, the directors and corporate governance committee reviewed directors’ responses to a questionnaire asking about their relationships with the company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the company and the directors or parties related to the directors. The committee determined that all 10 non-employee directors listed below are independent, and that the members of the audit, compensation, and directors and corporate governance committees also meet the independence tests referenced above. The committee recommended this conclusion to the board and explained the basis for its decision, and this conclusion was adopted by the full board. The committee and the board determined that none of the 10 directors listed below has had during the last three years (i) any of the relationships listed above or (ii) any other material relationship with the company that would compromise his or her independence. The table below includes a description of categories or types or transactions, relationships, or arrangements considered by the board (in addition to those listed above) in reaching its determination that the directors are independent.

Name	Independent	Transactions/Relationships/Arrangements
Sir Winfried Bischoff	Yes
Mr. Cook	Yes
Dr. Feldstein	Yes
Mr. Fisher	Yes
Mr. Fyrwald	Yes
Dr. Gilman	Yes
Ms. Horn	Yes
Ms. Marram	Yes
Dr. Prendergast	Yes
Ms. Seifert	Yes

Director Tenure
Subject to the company’s charter documents, the governance guidelines establish the following expectations for director tenure:
•	A company officer-director, including the chief executive officer, will resign from the board at the time he or she retires or otherwise ceases to be an active employee of the company.

•	Nonemployee directors will retire from the board not later than the annual meeting of shareholders that follows their seventy-second birthday.

•	Directors may stand for reelection even though the board’s retirement policy would prevent them from completing a full three-year term.

•	A nonemployee director who retires or changes principal job responsibilities will offer to resign from the board. The directors and corporate governance committee will assess the situation and recommend to the board whether to accept the resignation.
Voting for Directors
In an uncontested election, any nominee for director who receives a greater number of votes against his or her election than votes for such election will not be elected. Under Indiana law, that director would remain in office as a “holdover director” until the next annual meeting of shareholders, unless he or she resigns, is removed, or dies prior to the next annual meeting. Under the company’s bylaws, an unelected holdover director is required to promptly tender his or her resignation following certification of the shareholder vote. The directors and corporate governance committee will consider the resignation offer and recommend to the board whether to accept it. The board will act on the committee’s recommendation within 90 days following certification of the shareholder vote. Board action on the matter will require the approval of a majority of the independent directors.
     The company will disclose the board’s decision on a Form 8-K furnished to the Securities and Exchange Commission within four business days after the decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the board rejected the directors’ resignation. If the resignation is accepted, the directors and corporate governance committee will recommend to the board whether to fill the vacancy or reduce the size of the board.
     Any director who tenders his or her resignation under to this provision will not participate in the committee or board deliberations regarding whether to accept the resignation offer. If each member of the directors and corporate governance committee receives a greater number of votes against his or her election than votes for such election, then the independent directors who did not receive a majority of votes against their election will appoint a committee amongst themselves to consider the resignation offers and recommend to the board whether to accept them.
III. Director Compensation and Equity Ownership
The directors and corporate governance committee annually reviews board compensation. Any recommendations for changes are made to the full board by the committee.
     Directors should hold meaningful equity ownership positions in the company; accordingly, a significant portion of overall director compensation is in the form of company equity.
IV. Key Responsibilities of the Board
Selection of Chairman and Chief Executive Officer; Succession Planning
The board customarily combines the roles of chairman and chief executive officer, believing this generally provides the most efficient and effective leadership model for the company. The board anticipates that, in certain occasional circumstances, and particularly during relatively short periods of leadership transition, these roles could be assigned to two different persons for a period of time. The presiding director recommends to the board an appropriate process by which a new chairman and chief executive officer will be selected.
     The independent directors are responsible for overseeing succession and management development programs for senior leadership. The chief executive officer develops and maintains a process for advising the board on succession planning for the chief executive officer and other key leadership positions. He or she reviews this plan with the independent directors at least annually.
Evaluation of Chief Executive Officer
The presiding director leads the independent directors annually in assessing the performance of the chief executive officer. The results of this review are discussed with the chief executive officer and considered by the compensation committee in establishing his or her compensation for the next year.

Corporate Strategy
Once each year, the board devotes an extended meeting to an update from management regarding the strategic issues and opportunities facing the company, allowing the board an opportunity to provide direction for the corporate strategic plan. Throughout the year, significant corporate strategy decisions are brought to the board for approval.
Code of Ethics
The board approved the company’s code of ethics, which complies with the requirements of the New York Stock Exchange and Securities and Exchange Commission. This code is set out in:
•	The Red Book, a comprehensive code of ethical and legal business conduct applicable to all employees worldwide and to our board of directors

•	the company’s Code of Ethical Conduct for Lilly Financial Management, a supplemental code for our chief executive officer, chief operating officer, and all members of financial management that recognizes the unique responsibilities of those individuals in assuring proper accounting, financial reporting, internal controls, and financial stewardship.
     Both documents are available online at http://investor.lilly.com/code_business_conduct.cfm or in paper form upon request to the company’s corporate secretary.
     The audit committee and public policy and compliance committee assist in the board’s oversight of compliance programs with respect to matters covered in the code of ethics.
V. Functioning of the Board
Executive Session of Directors
The independent directors meet alone in executive session at every regularly scheduled board meeting. In addition, at least twice a year, the independent directors meet in executive session with the chief executive officer.
Presiding Director
The board appoints a presiding director from among the independent directors (currently Ms. Horn). The presiding director:
•	leads the board’s process for selecting and evaluating the chief executive officer;

•	presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors unless the directors decide that, due to the subject matter of the session, another independent director should preside;

•	serves as a liaison between the chairman and the independent directors;

•	generally approves information sent to the board and meeting agendas and schedules; and

•	has the authority to call meetings of the independent directors.
Conflicts of Interest
Occasionally a director’s business or personal relationships may give rise to an interest that conflicts, or appears to conflict, with the interests of the company. Directors must disclose to the company all relationships that create a conflict or an appearance of a conflict. The board, after consultation with counsel, takes appropriate steps to ensure that all directors voting on an issue are disinterested. In appropriate cases, the affected director will be excused from discussions on the issue.
     To avoid any conflict or appearance of a conflict, board decisions on certain matters of corporate governance are made solely by the independent directors. These include executive compensation and the selection, evaluation, and removal of the chief executive officer.
Review and Approval of Transactions with Related Persons
The board has adopted a policy and procedures for review, approval and monitoring of transactions involving the company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the company’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant

SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).
Policy
•	Related person transactions must be approved by the board or by a committee of the board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the company. In considering the transaction, the board or committee will consider all relevant factors, including as applicable (i) the company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the company.

•	The board or relevant committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the company to amend or terminate the transaction.
Procedures
•	Management or the affected director or executive officer will bring the matter to the attention of the chairman, the presiding director, the chair of the directors and corporate governance committee, or the secretary.

•	The chairman and the presiding director shall jointly determine (or if either is involved in the transaction, the other shall determine in consultation with the chair of the directors and corporate governance committee) whether the matter should be considered by the board or by one of its existing committees consisting only of independent directors.

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

•	The board or relevant committee will review the transactions annually to determine whether it continues to be in the company’s best interests.
     Currently the only related person transaction is the time-share arrangement for Mr. Taurel’s personal use of the corporate aircraft, as described on page 44-45. The compensation committee approved and continues to monitor this arrangement consistent with the above policy.
Orientation and Continuing Education
A comprehensive orientation process is in place for new directors. In addition, directors receive ongoing continuing education through educational sessions at meetings, the annual strategy retreat, and periodic mailings between meetings. We hold periodic mandatory training sessions for the audit committee, to which other directors and executive officers are invited. We also afford directors the opportunity to attend external director education programs.
Director Access to Management and Independent Advisers
Independent directors have direct access to members of management whenever they deem it necessary. The independent directors and the committees are also free to retain their own independent advisers, at company expense, whenever they feel it would be desirable to do so. In accordance with New York Stock Exchange listing standards, the audit, compensation, and directors and corporate governance committees have sole authority to retain independent advisers to their respective committees.
Assessment of Board Processes and Performance
The directors and corporate governance committee annually assesses the performance of the board, its committees, and board processes based on inputs from all directors. The committee also considers the contributions of individual directors at least every three years when considering whether to recommend nominating the director to a new three-year term.
VI. Board Committees
Number, Structure, and Independence
The duties and membership of the six board-appointed committees are described below. Only independent directors may serve on the audit, compensation, directors and corporate governance, and public policy and compliance committees. Only independent directors may chair any committee.
     Committee membership and selection of committee chairs are recommended to the board by the directors and corporate governance committee after consulting the chairman of the board and after considering the desires of the board members.
Functioning of Committees
Each committee reviews and approves its own charter annually, and the directors and corporate governance committee reviews and approves all committee charters annually. The board may form new committees or disband a current committee (except the audit, compensation, and directors and corporate governance committees) as it deems appropriate. The chair of each committee determines the frequency and agenda of committee meetings. In addition, the audit and compensation committees meet alone in executive session on a regular basis; all other committees meet in executive session as needed.
     All six committee charters are available online at http://investor.lilly.com/board-committees.cfm or in paper form upon request to the company’s corporate secretary.
Committees of the Board of Directors
Audit Committee
The duties of the audit committee are described in the audit committee report found on page 20 of this proxy statement.
Directors and Corporate Governance Committee
The duties of the directors and corporate governance committee are described on pages 19-20.
Compensation Committee
•	evaluates and establishes compensation for executive officers

•	oversees the deferred compensation plan, the company’s management stock plans, and other management incentive programs.
     The compensation committee report is shown on page 31 of this proxy statement.
Public Policy and Compliance Committee
•	oversees the processes by which the company conducts its business so that the company will do so in a manner that complies with laws and regulations and reflects the highest standards of integrity

•	reviews and makes recommendations regarding policies, practices, and procedures of the company that relate to public policy and social, political, and economic issues that may affect the company.
Finance Committee
•	reviews and makes recommendations regarding capital structure and strategies, including dividends, stock repurchases, capital expenditures, financings and borrowings, and significant business development projects.
Science and Technology Committee
•	reviews and makes recommendations regarding the company’s strategic research goals and objectives

•	reviews new developments, technologies, and trends in pharmaceutical research and development.
Membership and Meetings of the Board and Its Committees
In 2006, each director attended more than 90 percent of the total number of meetings of the board and the committees on which he or she serves. In addition, all board members are expected to attend the annual meetings of shareholders, and all attended in 2006. Current committee membership and the number of meetings of the full board and each committee in 2006 are shown in the table below.

				Directors and		Public Policy and	Science and
	Board	Audit	Compensation	Corporate Governance	Finance	Compliance	Technology
Sir Winfried Bischoff	Member			Member	Member
Mr. Cook	Member	Chair			Member
Dr. Feldstein	Member	Member			Chair	Member
Mr. Fisher	Member		Member	Chair			Member
Mr. Fyrwald	Member		Member				Member
Dr. Gilman	Member					Member	Chair
Mr. Golden[1]	Member
Ms. Horn	Member		Chair	Member
Dr. Lechleiter	Member						Member
Ms. Marram	Member		Member	Member
Dr. Prendergast	Member	Member				Member	Member
Ms. Seifert	Member	Member			Member	Chair
Mr. Taurel	Chair
Number of 2006 Meetings	7	10	5	4	2	4	3

[1]	Mr. Golden retired from the board of directors as of April 24, 2006.

Directors’ Compensation
Directors who are employees receive no additional compensation for serving on the board or its committees.
In 2006, we provided the following annual compensation to directors who are not employees:

	Fees Earned			All Other
	or Paid in Cash	Stock Awards	Stock Option Awards	Compensation		Total
Name	($) (1)	($) (2)	($) (3)	($) (4)		($) (5)
Sir Winfried Bischoff	$97,000	$139,228	$27,647	$18,823	(6)	$282,698
Mr. Cook	$108,000	$139,228	0	0		$247,228
Dr. Feldstein	$103,000	$139,228	$27,647	0		$269,875
Mr. Fisher	$102,000	$139,228	$27,647	$663		$269,538
Mr. Fyrwald	$91,000	$139,228	0	$641		$230,869
Dr. Gilman	$96,000	$139,228	$27,647	$1,253		$264,128
Ms. Horn	$122,000	$139,228	$27,647	$1,044		$289,919
Ms. Marram	$92,000	$139,228	$27,647	$743		$259,618
Dr. Prendergast	$102,000	$139,228	$27,647	0		$268,875
Ms. Seifert	$109,000	$139,228	$27,647	0		$275,875

(1)	The following directors deferred 2006 cash compensation into their deferred share account under the Lilly Directors’ Deferral Plan (further described below):

Name	2006 Cash Deferred	Shares
Mr. Cook	$108,000	1,971
Mr. Fisher	$51,000	926

(2)	Each nonemployee director received an award of stock with a grant date fair value of $145,000 (2,672 shares). This stock award and all prior stock awards are fully vested in that they are not subject to forfeiture; however, the shares are not issued until the director ends his or her service on the board, as further described below under Lilly Directors’ Deferral Plan. The table shows the expense recognized by the company for each director’s stock award.

(3)	No stock options were granted in 2006, as the stock option program for directors was discontinued in 2005. The amounts in this column reflect the expenses related to options granted in 2003 and 2004 recognized in our 2006 financial statements. Aggregate total numbers of stock option awards outstanding are shown below. All outstanding options were vested as of February 17, 2007.

				Outstanding
				Stock Options
Name	Grant Date	Expiration Date	Exercise Price	(Exercisable)

Sir Winfried Bischoff	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

Mr. Cook	—	—	—	0

Dr. Feldstein	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

Mr. Fisher	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

Mr. Fyrwald	—	—	—	0

Dr. Gilman	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

Ms. Horn	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

Ms. Marram	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

Dr. Prendergast	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

Ms. Seifert	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

(4)	For all directors other than Sir Winfried Bischoff, these amounts consist of tax reimbursements for income imputed to him or her for use of the corporate aircraft, or commercial flights, by his or her spouse to attend board functions that included spouse participation.

(5)	Directors do not participate in a Lilly pension plan or non-equity incentive plan.

(6)	This amount includes expenses for Sir Winfried Bischoff’s spouse to travel to and participate in board functions which included spouse participation.

Cash Compensation
The company provides directors the following cash compensation:
•	retainer of $80,000 per year (payable monthly)

•	$1,000 for each committee meeting attended

•	$2,000 to the committee chairpersons for each committee meeting conducted as compensation for the chairperson’s preparation time

•	retainer of $20,000 per year to the presiding director

•	reimbursement for customary and usual travel expenses.
Stock Compensation
Stock compensation for directors consists of:
•	Shares of Lilly stock equaling $145,000, deposited annually in a deferred stock account in the Lilly Directors’ Deferral Plan (as described below), payable after service on the board has ended.
Lilly Directors’ Deferral Plan
This plan allows directors to defer receipt of all or part of their retainer and meeting fees until after their service on the board has ended. Each director can choose to invest the funds in either of two accounts:
•	Deferred Share Account. This account allows the director, in effect, to invest his or her deferred cash compensation in Lilly stock. In addition, the annual award of shares to each director noted above (2,672 shares in 2006) is credited to this account. Funds in this account are credited as hypothetical shares of Lilly stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are “reinvested” in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the board.

•	Deferred Compensation Account. Funds in this account earn interest each year at a rate of 120 percent of the applicable federal long-term rate, compounded monthly, as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code. The rate for 2007 is 5.7 percent. The aggregate amount of interest that accrued in 2006 for the participating directors was $182,102 at a rate of 5.6 percent.
     Both accounts may be paid in a lump sum or in annual installments for up to 10 years. Amounts in the deferred share account are paid in shares of Lilly stock.
Lilly Matching Gift Program
     Directors are eligible to participate in the Eli Lilly and Company Foundation, Inc. matching gift program, which is generally available to U.S. employees. Under this program, the foundation matches 100 percent of charitable donations over $25 made to eligible charities up to a maximum of $90,000 per year for each individual. These limits apply to active employees and directors.

Directors and Corporate Governance Committee Matters
Overview
The directors and corporate governance committee recommends candidates for membership on the board and board committees. The committee also oversees matters of corporate governance, director independence, director compensation, and board performance. The committee’s charter is available online at http://investor.lilly.com/board-committees.cfm or in paper form upon request to the company’s corporate secretary.
     All committee members are independent as defined in the New York Stock Exchange listing requirements.
Director Nomination Process
The board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields.
Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The board is particularly interested in maintaining a mix that includes the following backgrounds:
•	active or retired chief executive officers and senior executives, particularly those with experience in operations, finance or banking, and marketing or sales

•	international business

•	medicine and science

•	government and public policy

•	information technology.
     The board delegates the screening process to the directors and corporate governance committee, which receives direct input from other board members. Potential candidates are identified by recommendations from several sources, including:
•	incumbent directors

•	management

•	shareholders

•	an independent executive search firm retained by the committee to assist in locating candidates meeting the board’s selection criteria.
     The committee employs the same process for evaluating all candidates, including those submitted by shareholders. The committee initially evaluates the candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee’s initial evaluation is favorable, the committee, assisted by management, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the chairman of the board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the committee makes a final recommendation to the board to nominate the candidate for election by the shareholders (or to select the candidate to fill a vacancy, as applicable).
Process for Submitting Recommendations and Nominations
A shareholder who wishes to recommend a director candidate for evaluation by the committee pursuant to this process should forward the candidate’s name and information about the candidate’s qualifications to the chairman of the directors and corporate governance committee, in care of the corporate secretary, at Lilly Corporate Center, Indianapolis, Indiana 46285. The candidate must meet the selection criteria described above and must be willing and expressly interested in serving on the board.
     Under Section 1.9 of the company’s bylaws, a shareholder who wishes to directly nominate a director candidate at the 2008 annual meeting (i.e., to propose a candidate for election who is not otherwise nominated by the board through the recommendation process described above) must give the company written notice by November 6, 2007. The notice should be addressed to the corporate secretary at Lilly Corporate Center, Indianapolis, Indiana 46285. The notice must contain prescribed information about the candidate and about the shareholder proposing the candidate as described in more detail in Section 1.9 of the bylaws. A copy of the bylaws is available online at http://investor.lilly.com/bylaws.cfm. The bylaws will also be provided by mail without charge upon request to the corporate secretary.
Audit Committee Matters
Audit Committee Membership
All members of the audit committee are independent as defined in the New York Stock Exchange listing standards applicable to audit committee members. The board of directors has determined that Mr. J. Michael Cook is an audit committee financial expert as defined in the rules of the Securities and Exchange Commission.
Audit Committee Report
The audit committee (“we” or “the committee”) reviews the company’s financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent auditors. Management represented to us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent auditors, including a review of the significant management judgments underlying the financial statements and disclosures.
     The independent auditors report to us and to the board. We have sole authority to appoint (subject to shareholder ratification) and to terminate the engagement of the independent auditors.
     We have discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with the independent auditors the auditors’ independence from the company and its management. In concluding that the auditors are independent, we determined, among other things, that the nonaudit services provided by Ernst & Young LLP (as described below) were compatible with their independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, we have adopted policies to avoid compromising the independence of the independent auditors, such as prior committee approval of nonaudit services and required audit partner rotation.
     We discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits including internal control testing under Section 404 of the Sarbanes-Oxley Act. We periodically meet with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer, the chief accounting officer, and the general auditor) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. We also periodically meet in executive session.
     In reliance on the reviews and discussions referred to above, we recommended to the board (and the board subsequently approved the recommendation) that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. We have also appointed the company’s independent auditors, subject to shareholder ratification, for 2007.
Audit Committee
J. Michael Cook, Chair
Martin S. Feldstein, Ph.D.
Franklyn G. Prendergast, M.D., Ph.D.
Kathi P. Seifert

Services Performed by the Independent Auditor
The audit committee preapproves all services performed by the independent auditor, in part to assess whether the provision of such services might impair the auditor’s independence. The committee’s policy and procedures are as follows:
•	The committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. The committee may also preapprove other audit services, which are those services that only the independent auditor reasonably can provide. Since 2004, audit services have included internal controls attestation work under Section 404 of the Sarbanes-Oxley Act.

•	Audit-related services are assurance and related services that are reasonably related to the performance of the audit, and that are traditionally performed by the independent auditor. The committee believes that the provision of these services does not impair the independence of the auditor.

•	Tax services. The committee believes that, in appropriate cases, the independent auditor can provide tax compliance services, tax planning, and tax advice without impairing the auditor’s independence.

•	The committee may approve other services to be provided by the independent auditor if (i) the services are permissible under SEC and Public Company Accounting Oversight Board rules, (ii) the committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes that the auditor is the best choice to provide the service.

•	Process. At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other engagements known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval. To the extent approvals are required between regularly scheduled committee meetings, preapproval authority is delegated to the committee chair.
     For each engagement, management provides the committee with information about the services and fees sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor.
     After the end of the audit year, management provides the committee with a summary of the actual fees incurred for the completed audit year.

Independent Auditor Fees
The following table shows the fees incurred for services rendered on a worldwide basis by Ernst & Young LLP, the company’s independent auditor, in 2006 and 2005. All such services were preapproved by the committee in accordance with the preapproval policy.

	2006 (millions)	2005 (millions)

Audit Fees
• Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley 404 attestation • Reviews of quarterly financial statements • Other services normally provided by the auditor in connection with statutory and regulatory filings	$5.8	$5.8

Audit-Related Fees
• Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements:
—2006 and 2005: primarily related to employee benefit plan and other ancillary audits, and accounting consultations	$0.4	$1.0

Tax Fees
• 2006 and 2005: primarily related to tax planning and various compliance services	$1.5	$1.8

All Other Fees
• 2006: primarily related to compliance services outside the U.S.
• 2005: primarily related to upgrading and maintaining on-line training programs	$0.1	$0.1

Total	$7.8	$8.7

Compensation Committee Matters
Scope of Authority
The compensation committee acts on behalf of the board of directors and by extension the shareholders to establish the compensation of executive officers of the company and provides oversight of the company’s global compensation philosophy. The committee also acts as the oversight committee with respect to the company’s deferred compensation plans, management stock plans, and bonus plans covering executive officers and other senior management. In overseeing those plans, the committee may delegate authority for day-to-day administration and interpretation of the plan, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the company. However, the committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.
The Committee’s Processes and Procedures
The committee’s primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section under “The Committee’s Processes” on page 24. Additional processes and procedures include:
•	Meetings. The committee meets several times each year (5 times in 2006). Committee agendas are established in consultation with the committee chair and the committee’s independent compensation consultant. The committee meets in executive session following each regular meeting.

•	Role of Independent Consultant. The committee has retained Frederic W. Cook and his firm, Frederic W. Cook & Co., as its independent compensation consultant to assist the committee in evaluating executive compensation programs and in setting executive officers’ compensation. The use of an independent consultant provides additional assurance that the company’s executive compensation programs are reasonable and consistent with company objectives. The consultant reports directly to the committee and does not perform any services for management. The consultant regularly participates in committee meetings and advises the committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. In addition, with respect to the chief executive officer, the consultant prepares the specific compensation recommendations for the committee’s consideration; the CEO does not participate in the development of the recommendations and has no knowledge of the recommendations when they are presented to the committee.

•	Role of Executive Officers and Management. With the oversight of the CEO, chief operating officer, and the senior vice president of human resources, the company’s global compensation group formulates recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for executive officers (other than the CEO as noted above). The CEO gives the committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the committee with the assistance of its compensation consultant. The CEO and the senior vice president of human resources generally attend committee meetings but are not present for the executive sessions or for any discussion of their own compensation.
     Directors’ compensation is established by the board of directors upon the recommendation of the directors and corporate governance committee.

Compensation Committee Interlocks and Insider Participation
None of the compensation committee members
•	has ever been an officer or employee of the company

•	is or was a participant in a “related person” transaction in 2006 (see pages 13-14 for a description of our policy on related person transactions)

•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors
Executive Compensation
Compensation Discussion and Analysis
Executive Compensation Policy
As a research-based pharmaceutical company, our long-term success depends on our ability to discover, develop, and market a stream of innovative medicines that address important medical needs. In addition, the intense global pressures on health care costs require us to continually improve productivity in all that we do. To achieve these goals, it is critical that we be able to attract, motivate, and retain highly talented individuals at all levels of the organization who are committed to the company’s core values of excellence, integrity, and respect for people.
     The compensation committee bases its executive compensation programs on the same objectives that guide the company in establishing all its compensation programs:
•	Compensation should be based on the level of job responsibility, individual performance, and company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance and shareholder returns, because they are more able to affect the company’s results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•	Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier individual and company performance; likewise, where individual performance falls short of expectations and/or company performance lags the industry, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to Lilly.

•	Compensation should foster the long-term focus required for success in the pharmaceutical industry. While all employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

•	To be effective, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the company’s achievement of its strategic and operational goals. No matter how elegant a performance measure may be in theory, if in practice employees cannot easily understand how it works or how it relates to their daily jobs, it will not be an effective motivator.

•	Compensation and benefit programs should be egalitarian. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization. Perquisites for executives should be rare and limited to those that are important to the executive’s ability to safely and effectively carry out his or her responsibilities.

•	Compensation and benefit programs should attract employees who are interested in a career at Lilly. The company’s nationally recognized benefit programs provide a competitive advantage by helping the company attract and retain highly talented employees who are looking for the opportunity to build a career. These programs include a strong retirement program, flexible health care coverage options for active employees and retirees, and leading-edge work/life programs to help employees manage the sometimes conflicting demands of career and family.

The Committee’s Processes
The compensation committee has established a number of processes to assist it in ensuring that the company’s executive compensation program is achieving its objectives. Among those are:
•	Assessment of Company Performance. The committee uses company performance measures in two ways. First, in establishing total compensation ranges, the committee considers various measures of company and industry performance, including sales, earnings per share, return on assets, return on equity, and total shareholder return. The committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the committee has established specific company performance measures that determine the size of payouts under the company’s three formula-based incentive programs – the Eli Lilly and Company Bonus Plan, the performance award program and, beginning in 2007, the shareholder value award which replaces the stock option program (the shareholder value award is discussed on page 31.)

•	Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. With respect to the CEO, the independent directors, under the direction of the presiding director, meet with the CEO in executive session annually at the beginning of the year to agree upon the CEO’s performance objectives (both individual and company objectives) for the year. At the end of the year, the independent directors meet in executive session under the direction of the presiding director to conduct a performance review of the CEO based on his or her achievement of the agreed-upon objectives, contribution to the company’s performance, and other leadership accomplishments. This evaluation is shared with the CEO by the presiding director and is provided to the compensation committee for its consideration in setting the CEO’s compensation.

For the other named executive officers, the committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the board’s interactions with the executive officer. As with the CEO, the performance evaluation of these executives is based on achievement of pre-agreed objectives by the executive and his or her organization, his or her contribution to the company’s performance, and other leadership accomplishments.

•	Benchmarking. The committee benchmarks the company’s programs with a peer group of global pharmaceutical companies. Pharmaceutical companies’ needs for scientific and sales/marketing talent are unique to the industry and as such, Lilly must compete with these companies for talent: Abbott Laboratories; Amgen; Bristol-Myers Squibb Company; GlaxoSmithKline; Johnson & Johnson; Merck & Co.; Pfizer, Inc.; Schering-Plough Corporation; and Wyeth Laboratories. The committee compares the companies’ executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The committee uses the peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the peer group companies when the company achieves the targeted performance levels. The individual’s relative position is driven by individual and company performance.

•	Total Compensation Review. The committee reviews each executive’s base pay, bonus, and equity incentives annually with the guidance of the committee’s independent consultant. In addition to these primary compensation elements, the committee reviews the deferred compensation program, perquisites and other compensation, and payments that would be required under various severance and change-in-control scenarios. Following the 2006 review, the committee determined that these elements of compensation were reasonable in the aggregate. In response to evolving corporate governance trends, the committee recommended to the board, and it approved, amendments to the change-in-control severance pay programs in 2006 to reduce the severance benefit for executive officers from three times to two times annual base salary plus bonus. This change aligns the executive officers’ benefit with that of all other executives. See “Severance Benefits” below.

Components of Executive Compensation for 2006
For 2006, the compensation of executives consisted of the same four primary components as were provided to other levels of management – base salary, a cash incentive bonus award under the Eli Lilly and Company Bonus Plan, equity grants of a performance award (a performance-based stock incentive award under the 2002 Lilly Stock Plan) and stock options, and a benefits package. The committee believes that this program balances both the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of foundational benefits in a way that furthers the compensation objectives discussed above. Following is a discussion of the committee’s considerations in establishing each of the components for the executive officers.
Base Salary
Base salary is the guaranteed element of employees’ annual cash compensation. The value of base salary reflects the employee’s long-term performance, skill set and the market value of that skill set. In setting base salaries for 2006, the committee considered the following factors:
•	The corporate “merit budget,” meaning the company’s overall budget for base salary increases. The aggregate increases for the executive officers were within the corporate merit budget. The corporate merit budget was established based on company performance for 2005, planned performance for 2006, and peer group data. The objective of the merit budget is to allow salary increases to retain and motivate successful performers while maintaining affordability within the company’s business plan.

•	Internal relativity, meaning the relative pay differences for different job levels.

•	Individual performance. As described above under “The Committee’s Processes,” base salary increases were driven by individual performance assessments.
     In establishing Mr. Taurel’s base salary for 2006, the committee applied the principles described above under “The Committee’s Processes.” In an executive session including all independent directors, the committee assessed Mr. Taurel’s 2005 performance. They considered the company’s and Mr. Taurel’s accomplishment of objectives that had been established at the beginning of the year and its own subjective assessment of his performance. They noted that under Mr. Taurel’s leadership, in 2005 the company achieved 6 percent sales growth, with strong growth of several recently launched products offsetting declines in Zyprexa and Strattera sales. The company's successful implementation of Six Sigma exceeded objectives in its first year, as did other productivity initiatives. Through strict headcount control, the company was able to reduce its headcount through attrition by nearly 2,000 employees. Improved productivity led to a 9 percent increase in reported earnings per share and an 11 percent increase in adjusted earnings per share. The company also made significant strides in brand equity/customer satisfaction, compliance and enterprise risk management, and diversity. In recognition of his continued strong leadership in 2005, the committee increased Mr. Taurel’s annual salary by 4.4 percent effective March 2006.
     The committee reviewed similar considerations for each of the other named executives. In addition, with regard to Dr. Lechleiter’s performance, the committee considered his leadership in increasing the productivity of the sales and marketing, manufacturing, and other operational functional areas of the company. The committee had increased Dr. Lechleiter’s annual salary by 18 percent in recognition of his promotion to president and chief operating officer in October 2005, and therefore did not increase his annual salary in 2006.
     With regard to Dr. Paul’s performance, the committee gave particular weight to his leadership of the company’s research and development efforts, noting that Lilly Research Laboratories improved productivity in all phases of discovery and development, increasing the number and success of early phase candidates, and more quickly identifying compounds likely to be unsuccessful. The committee increased Dr. Paul’s annual salary by 4 percent effective March 2006.
     In establishing Mr. Armitage’s annual salary (an 8 percent increase), the committee noted his leadership in implementing successful litigation strategies, enhancing the company’s compliance programs, and improving productivity within the law division.
     Mr. Rice’s base salary was raised upon his promotion to chief financial officer in May 2006.
•	Peer group data specific to the executive’s position, where applicable. As noted above, we used the peer group data to test for reasonableness and competitiveness of base salaries, but we also exercised subjective judgment in view of our compensation objectives.

•	Consideration of the mix of overall compensation. Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to company performance and shareholder returns. Thus, for example, Mr. Taurel’s overall compensation is more heavily weighted toward incentive compensation and equity compensation than that of the other executive officers.
Cash Incentive Bonuses
The company has established an annual cash bonus program in order to align employees’ goals with the company’s sales and earnings growth objectives for the current year. Cash incentive bonuses for all management employees worldwide, as well as all non-management employees in the U.S. other than sales representatives, were determined under the Eli Lilly and Company Bonus Plan, a shareholder-approved formula-based incentive plan adopted in 2004. The bonuses paid for 2006 appear in the Summary Compensation Table under the “Nonequity Incentive Plan Compensation” column. Under the plan, bonus target amounts, expressed as a percentage of base salary, are established for participants at the beginning of each year. Bonus payouts for the year are then determined by the company’s financial results for the year relative to predetermined performance measures. Satisfactory individual performance is a condition to payment. At the end of the performance period, the committee has discretion to adjust an award payout downward, but not upward, from the amount yielded by the formula. The committee considered the following when establishing the awards for 2006:
•	Bonus Targets. Bonus targets were based on job responsibilities, internal relativity, and peer group data. Our objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies and a substantial portion of that compensation was linked to company performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to company performance through the bonus plan. Thus, the committee established the following bonus targets for 2006 (expressed as a percentage of base salary): Mr. Taurel, 125 percent; Dr. Lechleiter, 100 percent; Dr. Paul, 85 percent; Mr. Golden, 85 percent; Mr. Rice, 75 percent; and Mr. Armitage, 75 percent.

•	Company performance measures. For all participants in the plan, including the executive officers, the committee established 2006 company performance measures based 25 percent on sales growth (target of 5 percent growth) and 75 percent on earnings per share (EPS) growth adjusted for certain items as described below under “Adjustments for Certain Items” (target of 7 percent growth). The measures were determined in January 2006. The committee believes that this mix of performance measures will encourage employees to focus appropriately on improving both top-line sales and bottom-line earnings. Special emphasis is given to bottom line earnings so that employees can be directly rewarded for their productivity improvements. The measures are also effective motivators because they are easy to track and clearly understood by employees. Under the plan formula, payouts can range from zero to 200 percent of target depending on company performance. In establishing the target growth rates for both sales and EPS (that is, the growth rates at which the payouts would be 100 percent of target), the committee considered the expected 2006 performance of companies in our peer group, based on published investment analyst estimates. Consistent with the compensation objectives discussed above, the target growth percentages represented approximately the median expected growth for our peer group; accordingly, Lilly performance exceeding the peer group would result in above-target payouts and Lilly performance lagging the peer group would result in below-target payouts. The bonuses paid to executive officers for 2006 were 134 percent of target as a result of above-target growth in both sales (7 percent) and adjusted earnings per share (11 percent). (Adjustments for certain items are discussed on page 30.)
Equity Incentives – Total Equity Program
Through 2006, we employed two forms of equity incentives granted under the 2002 Lilly Stock Plan: stock options and performance awards. These incentives foster the long-term perspective necessary for continued success in our business. They also ensure that our leaders are properly focused on shareholder value. Stock options and performance awards have traditionally been granted broadly and deeply within the organization, with approximately 4,900 management and professional employees now participating. In determining the value of grants for executives, the committee’s overall objective was to set combined grant values of stock options and performance awards that were competitive within the broad middle range of peer company long-term incentive grant amounts. The committee approves grant values (expressed in U.S. dollars) prior to the pre-established grant date. The committee’s process for setting grant dates is discussed on page 28. Then, on the grant date those values are converted to the equivalent number of shares using the same valuation methodology as the company uses to determine the accounting expense of the grants under Statement of Financial Accounting Standards (SFAS) 123R.
     For 2005, the committee had lowered grant values significantly at all levels consistent with marketplace trends, and had also shifted the mix of awards to increase emphasis on performance awards and decrease emphasis on stock options. For 2006, the committee maintained the same total grant values but continued to place greater emphasis on performance-based equity incentives by increasing the performance award portion of executive officers’ equity grants from 40 percent to 50 percent of the total grant value. In making this determination, the committee reviewed available peer group data but found it provided only limited insight because of rapidly changing equity grant practices. Grant values for individuals were determined by individual performance and internal relativity. Consistent with the company’s compensation philosophy, individuals at higher levels received a greater proportion of total pay in the form of equity. The values for 2006 grants for the named executives were as follows:

Name	Stock Options	Performance Awards
Current
Sidney Taurel	$3,600,000	$3,600,000
John C. Lechleiter, Ph.D.	$2,340,000	$2,340,000
Steven M. Paul, M.D.	$1,200,000	$1,200,000
Robert A. Armitage	$900,000	$900,000
Derica W. Rice (1)	$450,000	$450,000
Retired
Charles E. Golden (2)	$1,100,000	$1,100,000

(1)	Mr. Rice’s grants were made before he was promoted to chief financial officer. Mr. Rice received an additional grant of stock options valued at $471,900 in May 2006 upon his promotion to chief financial officer.

(2)	Mr. Golden retired in April 2006, and his 2006 stock option grant was forfeited in accordance with its terms. His 2006 performance award was prorated based on the portion of the year worked.
Equity Incentives – Performance Awards
Performance awards provide employees with shares of Lilly stock if certain company performance goals are achieved, aligning employees with shareholder interests and providing an ownership stake in the company. The awards, normally granted annually, are structured as a schedule of shares of Lilly stock based on the company’s achievement of specific earnings-per-share (EPS) levels over specified time periods of one or more years. We granted performance awards for 2006 to executive officers with possible payouts ranging from zero to 200 percent of the target amount, depending on 2006 EPS growth as adjusted based on predetermined criteria. No dividends are paid on the awards during the performance period. At the end of the performance period, the committee has discretion to adjust an award payout downward, but not upward, from the amount yielded by the formula. For executive officers, the payout was in the form of restricted stock, as noted below. The committee approved the terms of the 2006 performance awards in January 2006, and took into consideration the following:
•	Target grant size. As noted above, following a substantial reduction in total equity grant values in 2005, the committee decided to maintain the same grant values in 2006 but increased the performance award portion of the total grant value from 40 to 50 percent.

•	Company performance measure. As in previous years, the committee established the performance measure as EPS growth (adjusted as described below under “Adjustments for Certain Items”) over a one-year period. The committee believes EPS growth is an effective motivator because it is closely linked to shareholder value and it is easily understood by employees. In setting the target growth percentage of 7 percent, the committee considered the expected earnings performance of companies in our peer group. Consistent with the compensation objectives discussed above, the target growth percentage represented approximately the median expected growth for our peer group; accordingly, Lilly performance exceeding the peer group would result in above-target payouts and Lilly performance lagging the peer group would result in below-target payouts. Above-target growth in adjusted earnings per share (11 percent) resulted in a 2006 performance award payout at 150 percent of target.

•	Longer-term focus and retention considerations. To enhance the performance awards’ incentives for longer-term focus and retention, the awards to executive officers for 2006 are payable in restricted stock that is subject to forfeiture if the executive leaves the company prior to February 2008, except by reason of death, disability, retirement, or by consent of the committee. The additional one-year restriction period is consistent with our share retention guidelines discussed on page 30.
Equity Incentives – Stock Options
Stock options align employee incentives with shareholders because options have value only if the stock price increases over time. The company’s 10-year options, granted at the market price on the date of grant, help focus employees on long-term growth. In addition, options are intended to help retain key employees because they typically cannot be exercised for three years and, if not exercised, are forfeited if the employee leaves the company before retirement. The three-year vesting also helps keep employees focused on long-term performance. The company does not reprice options; likewise, if the stock price declines after the grant date, we do not replace options.
     The committee considered the following in establishing the 2006 option grants to executive officers:
•	Grant size. As noted above under “Equity Incentives – Total Equity Program,” stock option grants were 50 percent of the total equity grant values (measured in accordance with SFAS 123R) established by the committee. The total equity grant values were unchanged from 2005; however, we decreased the stock option portion of the total grant value from 60 to 50 percent.

•	Grant Timing and Price. The committee’s procedure for timing of equity grants (performance awards and stock options) provides assurance that grant timing is not being manipulated to result in a price that is favorable to employees. The annual equity grant date for all eligible employees, including executive officers (more than 4,900 employees), is in mid-February. This date is established by the committee well in advance – typically at the committee’s October meeting or in December when there is no meeting in October. The mid-February grant date timing is driven by three considerations:
o	It coincides with the company’s calendar-year-based performance management cycle, allowing supervisors to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

o	It is within about two weeks after release of quarterly earnings, so that the stock price at that time can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects.

o	To take advantage of favorable local tax laws for stock options in certain jurisdictions outside the U.S., options may not be granted within a specified number of days before or after announcing earnings or filing financial reports.
In the event of grants to new hires, the grants are effective on the first trading day of the month following hire.
Our process for establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain.
Employee and Post-Employment Benefits
The company offers core employee benefits coverage in order to:
•	provide our global workforce with a reasonable level of financial support in the event of illness or injury, and

•	enhance productivity and job satisfaction through programs that focus on work/life balance.
     The benefits available are the same for all U.S. employees and executive officers and include medical and dental coverage, disability insurance, and life insurance. In addition, the Lilly 401(k) Savings Plan and the Lilly

Retirement Plan provide a reasonable level of retirement income reflecting employees’ careers with the company. All U.S. employees, including executive officers, participate in these plans. To the extent that any employee’s retirement benefit exceeds IRS limits for amounts that can be paid through a qualified plan, Lilly also offers a non-qualified retirement plan and savings plan. These plans provide only the difference between the calculated benefits and the IRS limits.
     The cost of both employee and post-employment benefits is partially borne by the employee, including each executive officer.
Perquisites
The company does not provide significant perquisites or personal benefits to executive officers, except that the company aircraft is made available for the personal use of Mr. Taurel and Dr. Lechleiter, where the committee believes the security and efficiency benefits to the company clearly outweigh the expense. Mr. Taurel’s only use of the corporate aircraft for personal flights in 2006 was to attend outside board meetings for the two public companies at which he serves as an independent director. The compensation committee believes that Mr. Taurel’s service on these boards, and his ability to conduct company business while traveling to board meetings, provides clear benefits to the company. As described on pages 44-45, Mr. Taurel has entered into a time share arrangement for the corporate aircraft under which he pays the company a lease fee for personal use. This amount offsets part of the company’s incremental cost of providing the aircraft. Dr. Lechleiter did not use the corporate aircraft for personal flights. In addition, depending on seat availability, family members of executive officers may travel on the company aircraft to accompany executives who are traveling on business. There is no incremental cost to the company for these trips.
Deferred Compensation Program
Executives may defer receipt of part or all of their cash compensation under the company’s deferred compensation program. The program allows executives to save for retirement in a tax-effective way at minimal cost to the company. Under this unfunded program, amounts deferred by the executive are credited at an interest rate of 120 percent of the applicable federal long-term rate, as described in more detail following the Nonqualified Deferred Compensation in 2006 Table on page 41.
Severance Benefits
Except in the case of a change in control of the company, the company is not obligated to pay severance or other enhanced benefits to named executive officers upon termination of their employment.
     The company has adopted a change-in-control severance pay program for nearly all employees of the company, including the executive officers. The program is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the company. In addition, for executives, the program is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment.
     Although there are some differences in benefit levels depending on the employee’s job level and seniority, the basic elements of the program are comparable for all employees:
•	Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, the Lilly program requires a “double trigger” – a change in control followed by an involuntary loss of employment within two years thereafter. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection upon loss of employment. The only exception is performance awards, a portion of which would be paid out upon change in control, based on time worked prior to the change in control and the target or forecasted payout level at the time of the change in control. The committee believes this partial payment is appropriate because of the difficulties in converting the Lilly EPS targets into an award based on the surviving company’s EPS.

•	Covered terminations. Employees are eligible for payments if, within two years of the change in control, their employment is terminated (i) without cause by the company or (ii) for good reason by the employee, each as is defined in the program. See pages 42-44 for a more detailed discussion.

•	Severance payment. Eligible terminated employees would receive a severance payment ranging from six months’ to two years’ base salary Executives are all eligible for two years’ base salary plus cash bonus (with bonus established as the higher of the then-current year’s target bonus or the last bonus paid prior to the change in control).

•	Benefit continuation. Basic employee benefits such as health and life insurance would be continued for up to two years following termination of employment. All executives, including named executive officers are entitled to two years’ benefit continuation.

•	Pension supplement. Under the portion of the program covering executives, a terminated employee would be entitled to a supplement of two years of age credit and two years of service credit for purposes of calculating eligibility and benefit levels under the company’s defined benefit pension plan.

•	Accelerated vesting of equity awards. Any unvested equity awards at the time of termination of employment would become vested.

•	Excise tax. In the event the payments made to the employee, or the value of other benefits received by the employee, in connection with a change in control exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee. The costs of this excise tax, including related tax gross-ups, would be borne by the company.
Other Matters
Share Retention Guidelines; Hedging Prohibition
Share retention guidelines help to foster a focus on long-term growth. We expect our executive officers to retain all net shares received from stock options and performance awards, net of taxes, for at least one year. Consistent with this objective, performance award shares earned for 2006 performance were issued in the form of restricted stock that is subject to forfeiture if the executive leaves the company prior to February 2008, except by reason of death, disability, or retirement. Employees are not permitted to hedge their economic exposures to the Lilly stock that they own.
Adjustments for Certain Items
Consistent with past practice and based on criteria established at the beginning of the performance period, the committee adjusted the earnings results on which 2006 bonuses and performance awards were determined to eliminate the effect of certain items. The adjustments are intended to ensure that award payments represent the underlying growth of the core business and are not artificially inflated or deflated due to such items either in the award year or the previous (comparator) year. For the 2006 awards calculation, the committee adjusted EPS to eliminate the effect in both 2005 and 2006 of product liability charges, major asset impairments, restructuring and other special charges. In addition, the committee eliminated the 2005 cumulative effect of an accounting change relating to the adoption of FIN 47 (conditional asset retirement obligations).
Deductibility Cap on Executive Compensation
U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the named executive officers listed in the summary compensation table below. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals as reflected in the summary compensation table below.
     The company has taken steps to qualify compensation under the Eli Lilly and Company Bonus Plan, as well as stock options and performance awards under its management stock plans, for full deductibility as “performance-based compensation.” The committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the company’s compensation objectives and to protect shareholder interests. For 2006, the non-deductible compensation under this law was essentially the portion of Mr. Taurel’s and Dr. Lechleiter’s base salary that exceeded $1,000,000 as shown in the Summary Compensation Table.

Executive Compensation Recovery Policy
The committee has adopted an executive compensation recovery policy applicable to executive officers. Under this policy, the company may recover incentive compensation (cash or equity) that was based on achievement of financial results that were subsequently the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. This policy covers income related to cash bonuses and performance awards.
2007 Compensation Decisions
Beginning in 2007, the company is implementing a new equity program, the shareholder value award (SVA), which replaces our stock option program going forward. The SVA pays out shares of stock based on the growth of the company’s stock price over a three-year going forward performance period. Payouts are based on individual target grids, which range from 60 percent of target (zero for executive officers) to 140 percent of target. Targets are set based on an expected investment return for large cap companies. Because the SVA pays in shares, it has stronger retention power.
     The performance award program remains in place, and executive officers received 50 percent of their total equity grant value for 2007 in performance award shares and 50 percent in SVA shares. All other compensation programs are unchanged from 2006.
     The following table summarizes the compensation committee’s 2007 equity compensation decisions for named executive officers:

	Shareholder Value Awards
Name	($)	Performance Awards ($)
Sidney Taurel	3,060,000	3,060,000
John C. Lechleiter, Ph.D.	1,989,000	1,989,000
Steven M. Paul, M.D.	1,200,000	1,200,000
Robert A. Armitage	855,000	855,000
Derica W. Rice	855,000	855,000

Compensation Committee Report
The compensation committee (“we” or “the committee”) evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the company’s management stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 23-31 of this report. The committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the committee with regard to executive compensation. We recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.
Karen N. Horn, Ph.D., Chair
George M.C. Fisher
J. Erik Fyrwald
Ellen R. Marram

Summary Compensation Table (1)

					Non-equity
					Incentive Plan	Change in	All Other	Total
Name and		Salary	Stock Awards	Option Awards	Compensation	Pension Value	Compensation	Compensation
Principal Position	Year	($)	(2)($)	(2)($)	(3)($)	(4)($)	(5)($)	($)
Current
Sidney Taurel Chairman of the Board and Chief Executive Officer	2006	$1,650,333	$5,400,000	$3,805,333	$2,764,308	$1,417,434	$192,409	$15,229,817
John C. Lechleiter, Ph.D. President and Chief Operating Officer	2006	$1,112,000	$3,510,000	$3,967,976	$1,490,080	$156,247	$68,790	$11,305,093
Steven M. Paul, M.D. Executive Vice President, Science and Technology	2006	$916,167	$1,864,460	$1,240,000	$1,043,514	$607,463	$55,789	$5,727,393
Robert A. Armitage Senior Vice President and General Counsel	2006	$701,657	$1,394,053	$1,339,911	$705,165	$231,862	$42,691	$4,415,339
Derica W. Rice Senior Vice President and Chief Financial Officer	2006	$615,000	$675,000	$590,928	$580,466	$168,627	$37,722	$2,667,743
Retired
Charles E. Golden Retired Executive Vice President and Chief Financial Officer	2006	$285,900	$550,000	$619,167 (6)	$325,640	$134,878	$473,441	$2,389,026

(1)	No bonus was paid to a named executive officer except as part of a non-equity incentive plan.

(2)	A discussion of the assumptions used in calculating these values may be found in Note 7 to our 2006 audited financial statements on pages of our annual report.

(3)	Payment for 2006 performance made in March 2007 under the Lilly Bonus Plan.

(4)	The amounts in this column are the change in pension value for each individual. No named executive officer received preferential or above-market earnings on deferred compensation.

(5)	The table below shows the components of this column, which include the company match for each individual’s 401(k) plan contributions, tax gross-ups, perquisites, and the cost of Mr. Golden’s retiree medical and dental coverage. We calculate the incremental cost to the company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs, and smaller variable costs, offset by any time share lease payments by the executive. Since the company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the company-owned aircraft, and the cost of maintenance not related to trips.

							Total “All
						Retiree Medical	Other
Name	401(k) Match	Tax Gross-ups		Perquisites		Expense	Compensation”
Mr. S. Taurel	$99,020	$1,382	(a)	$92,007	(d)	0	$192,409
Dr. J. Lechleiter	$66,720	$2,070	(b)	0		0	$68,790
Dr. S. Paul	$54,970	$819	(b)	0		0	$55,789
Mr. R. Armitage	$42,099	$592	(b)	0		0	$42,691
Mr. D. Rice	$36,900	$822	(b)	0		0	$37,722
Mr. C. Golden	$17,154	$359,863	(c)	0		$96,424	$473,441

(a)	Tax reimbursements on income imputed to Mr. Taurel for his use of the corporate aircraft to attend outside board meetings and for travel by his wife on the corporate aircraft to attend certain company functions involving spouse participation.

(b)	Tax reimbursements for travel by the executives’ spouses on the corporate aircraft to attend certain company functions involving spouse participation.

(c)	Tax reimbursements on income imputed to Mr. Golden for FICA tax payments made by the company on his benefits accrued under the company’s non-qualified pension plan. All participants in the non-qualified pension plan are eligible for this one-time reimbursement upon retirement.

(d)	Includes $91,069, representing the incremental cost to the company of use of the corporate aircraft to attend outside board meetings. The amount in this column also includes Mrs. Taurel’s expenses to attend board functions that included spouse participation. In addition, Mr. Taurel’s family members have occasionally accompanied him on business trips, at no incremental cost to the company.
(6)	This amount reflects expense to the company for options granted to Mr. Golden in 2004 and 2005. There was no expense for Mr. Golden’s 2006 stock option award, which was forfeited on his retirement according to its terms.
We have no employment agreements with our named executive officers.
     The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis, beginning on page 23, and include the Eli Lilly and Company Bonus Plan, a non-equity incentive plan, and the 2002 Lilly Stock Plan, which provides for performance awards, stock options, restricted stock grants, and restricted stock units.

Grants of Plan-Based Awards During 2006

										All Other
										Option
										Awards:
										Number of	Exercise or
			Compensa-	Estimated Future Payouts Under Non-			Estimated Possible Payouts Under Equity			Securities	Base Price of	Grant Date Fair
			tion	Equity Incentive Plan Awards (1)			Incentive Plan Awards (2)			Underlying	Option	Value of Equity
			Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Options (3)	Awards	Awards
Name	Grant Date		Action Date	($)	($)	($)	(# shares)	(# shares)	(# shares)	(#)	($/share)	($)

Current

Sidney Taurel	—		—	0	$2,062,917	$4,125,834
	2/10/06		12/19/05				0	64,080	128,160			$3,600,000
	2/10/06		12/19/05							216,867	$56.18	$3,600,000

John C. Lechleiter,	—		—	0	$1,112,000	$2,224,000
Ph.D.	2/10/06		12/19/05				0	41,652	83,304			$2,340,000
	2/10/06		12/19/05							140,964	$56.18	$2,340,000

Steven M. Paul, M.D.	—		—	0	$778,742	$1,557,484
	2/10/06		12/19/05				0	21,360	42,720			$1,200,000
	2/10/06		12/19/05							72,289	$56.18	$1,200,000

Robert A. Armitage	—		—	0	$526,243	$1,052,486
	2/10/06		12/19/05				0	16,020	32,040			$900,000
	2/10/06		12/19/05							54,217	$56.18	$900,000

Derica W. Rice	—		—	0	$433,183	$966,366
	2/10/06		(4)									$450,000
	2/10/06		(4)				0	8,010	16,020	27,108	$56.18	$450,000
	5/1/06	(5)	1/20/06							30,000	$52.54	$471,900

Retired

Charles E. Golden	—		—	0	$729,045 (6)	$1,458,090 (6)
	2/10/06		12/19/05				0	19,580 (7)	39,160 (7)			$1,100,000 (9)
	2/10/06		12/19/05							66,265 (8)	$56.18	$1,100,000

(1)	These columns show the range of payouts targeted for 2006 performance under the Eli Lilly and Company Bonus Plan as described in the section titled “Cash Incentive Bonuses” in the Compensation Discussion and Analysis. The 2007 bonus payment for 2006 performance has been made based on the metrics described, at 134 percent of target, and is shown in the Summary Compensation Table in the column titled “Non-equity Incentive Plan Compensation.”

(2)	These columns show the range of payouts targeted for 2006 performance under the 2002 Lilly Stock Plan as described in the section titled “Equity Incentives — Performance Awards” in the Compensation Discussion and Analysis. The dollar amount recognized by the company for these performance awards is shown in the Summary Compensation Table in the column titled “Stock Awards” and their valuation assumptions are referenced in footnote 2 to that table. The 2006 stock award payout was made in January 2007 and is shown in more detail below.

(3)	Stock options granted under the 2002 Lilly Stock Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below.

(4)	Mr. Rice’s stock award and stock option award granted in February 2006 were not approved by the compensation committee because he was not an executive officer at the time they were granted.

(5)	Mr. Rice became an executive officer when he was promoted to his current position effective May 1, 2006, and received a special grant of stock options at that time.

(6)	Mr. Golden’s bonus payment was prorated, based on the amount of base salary he earned prior to his retirement, and is shown in the Summary Compensation Table on page 32.

(7)	Mr. Golden’s equity incentive grant payout was prorated, based on his retirement date. His actual stock award is listed in the table below.

(8)	Mr. Golden’s 2006 stock option award was forfeited on his retirement according to its terms.

(9)	The value shown is the grant date fair value of the full award; however, Mr. Golden’s equity incentive grant was prorated based on his retirement date.
     Our performance awards granted in 2006 paid out in January 2007, and the named executive officers received the following shares:

		Value on
Name	Performance Awards	December 31, 2006
Mr. S. Taurel	96,120	$5,007,852
Dr. J. Lechleiter	62,478	$3,255,104
Dr. S. Paul	32,040	$1,669,284
Mr. R. Armitage	24,030	$1,251,963
Mr. D. Rice	12,015	$625,982
Mr. C. Golden	9,656	$503,078

     For 2006 performance, payouts were 150 percent of target. In order to receive a performance award payout, a participant must have remained employed with the company through December 31, 2006 (except in the case of death, disability, or retirement). In addition, an executive who was an executive officer at the time of grant and at the time of payout receives payment in shares of restricted stock. Non-preferential dividends are paid during the one-year restriction period. Each executive was awarded the shares identified above, and except for Mr. Rice and Mr. Golden, these shares will remain restricted (and subject to forfeiture if the executive resigns) until February 2008. Mr. Rice’s shares are not restricted because he was not an executive officer at the time of grant, and Mr. Golden’s shares are not restricted because he retired prior to payment.
     Options are granted at 100 percent of fair market value on the date of grant; they vest after three years and expire after 10 years. We do not pay dividend equivalents on stock options. More discussion of our equity compensation programs can be found in the Compensation Discussion and Analysis on pages 23-31.

Outstanding Equity Awards at December 31, 2006 (1)

	Option Awards				Stock Awards (2)
	Number of	Number of
	Securities	Securities			Number of		Market Value
	Underlying	Underlying			Shares or Units		of Shares or
	Unexercised	Unexercised			of Stock That		Units of Stock
	Options	Options	Option	Option	Have Not		That Have Not
	(#)(3)	(#)(3)	Exercise Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)

Current

Sidney Taurel					96,120	(5)	$5,007,852
					64,690	(6)	$3,370,349
		216,867 (4)	$56.18	2/09/2016
		255,621	55.65	2/10/2015
		400,000	73.11	2/14/2014
	350,000		57.85	2/15/2013
	350,000 (7)		75.92	2/17/2012
	175,000		79.28	10/04/2011
	350,000		88.41	12/17/2010
	350,000		66.38	10/16/2009
	240,000		74.28	10/17/2008
	50,000		61.22	5/30/2008
	125,000		64.06	10/19/2007

John C. Lechleiter, Ph.D.					62,478	(5)	$3,255,104
					32,345	(6)	$1,685,174
		140,964 (4)	$56.18	2/09/2016
		127,811	55.65	2/10/2015
		200,000	73.11	2/14/2014
	120,000		57.85	2/15/2013
	120,000 (8)		75.92	2/17/2012
	60,000		79.28	10/04/2011
	10,000		88.41	12/17/2010
	100,000		88.41	12/17/2010
	80,000		66.38	10/16/2009
	50,000		74.28	10/17/2008
	20,000		64.06	10/19/2007

Steven M. Paul, M.D.					32,040	(5)	$1,669,284
					5,000		$260,500
					3,000		$156,300
					21,564	(6)	$1,123,484
		72,289 (4)	$56.18	2/09/2016
		85,207	55.65	2/10/2015
		120,000	73.11	12/14/2014
			57.85	2/15/2013
			75.92	2/17/2012
	50,000		73.98	2/18/2011
	46,000		79.28	10/04/2011
	75,900		88.41	12/17/2010
	23,000	50,000 (9)	88.41	12/17/2010
	25,000 (9)	25,000 (9)	88.41	12/17/2010
	46,000		66.38	10/16/2009
	25,000		74.28	10/17/2008
	20,000		64.06	10/19/2007
	100,000		54.80	7/18/2007

Option Awards	Stock Awards
Number of	Number of
Securities	Securities	Number of	Market Value
Underlying	Underlying	Shares or Units	of Shares or
Unexercised	Unexercised	of Stock That	Units of Stock
Options	Options	Option	Option	Have Not	That Have Not
(#)(3)	(#)(3)	Exercise Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

Current

Robert A. Armitage	24,030	(5)	$1,251,963
13,478	(6)	$702,204
54,217	(4)	$56.18	2/09/2016
53,254	55.65	2/10/2015
80,000	73.11	2/14/2014
80,000	57.85	2/15/2013
23,800	75.92	2/17/2012
7,000	79.28	10/04/2011
23,100	73.98	2/18/2011
14,000	66.38	10/16/2009

Derica W. Rice	30,000	(10)	$52.54	4/29/2016	0	0
27,108	56.18	2/09/2016
23,077	55.65	2/10/2015
25,000	73.11	2/14/2014
11,200	57.85	2/15/2013
10,000	75.92	2/17/2012
5,000	79.28	10/04/2011
12,000	73.98	2/18/2011
10,000	66.38	10/16/2009
7,300	74.28	10/17/2008
5,700	64.06	10/19/2007

Retired

Charles E. Golden	78,107	(11)	$55.65	4/30/2011	(13)	0	0
120,000	73.11	4/30/2011	(13)
120,000	57.85	4/30/2011	(13)
120,000	(12)	75.92	4/30/2011	(13)
60,000	79.28	4/30/2011	(13)
120,000	88.41	12/17/2010
120,000	66.38	10/16/2009
80,000	74.28	10/17/2008
60,000	64.06	10/19/2007

(1)	No executive officer had any unearned equity awards outstanding as of December 31, 2006.

(2)	These two columns show performance award shares paid in restricted shares with a holding period of one year. The restricted stock shares pay dividends during the restriction period, but the dividends are not preferential. For Dr. Paul this also reflects additional restricted stock grants totaling 8,000 shares.

(3)	The vesting date of each option is listed in the table below by expiration date:

Expiration	Vesting	Expiration	Vesting
Date	Date	Date	Date
04/29/2016	05/01/2009	02/18/2011	02/20/2004
02/09/2016	02/10/2009	12/17/2010	12/18/2003
02/10/2015	02/11/2008	10/16/2009	10/18/2002
02/14/2014	02/19/2007	10/17/2008	10/19/2001
02/15/2013	02/17/2006	05/30/2008	06/04/2001
02/17/2012	02/18/2005	10/19/2007	10/20/2000
10/04/2011	10/03/2003	07/18/2007	07/21/2000

(4)	Options were granted on February 10, 2006 and expire on February 9, 2016.

(5)	Shares paid out in January 2007 for 2006 performance. These shares are restricted until February 2008.

(6)	Shares paid out in February 2006 for 2005 performance. These shares vested in February 2007.

(7)	Mr. Taurel transferred 348,683 shares of this option to an irrevocable trust for the benefit of his children, and these shares vested on April 30, 2002.

(8)	Dr. Lechleiter transferred 118,683 shares of his option to an irrevocable trust for the benefit of his children, and these shares vested on April 30, 2002.

(9)	These options were granted outside of the normal annual cycle and vest in three installments, as follows: 25 percent on December 19, 2005; 25 percent on December 18, 2008; and 50 percent on November 2, 2009.

(10)	Options were granted on May 1, 2006 and expire on April 29, 2016.

(11)	Mr. Golden’s two most recent options’ vesting dates were accelerated due to his retirement on April 30, 2006.

(12)	Mr. Golden transferred 118,683 shares of this option to an irrevocable trust for the benefit of his children, and these shares vested on April 30, 2002.

(13)	The exercise period for the first five option grants shown were shortened to correspond with the fifth anniversary of Mr. Golden’s retirement. Since Mr. Golden retired within 12 months of receiving the 2006 stock option, it did not vest, and it was forfeited.
Options Exercised and Stock Vested in 2006

	Option Awards		Stock Awards

	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($) (1)	Vesting (#)	Vesting ($) (2)

Current

Sidney Taurel	147,110	$3,189,738	28,000	$1,585,360

John C. Lechleiter, Ph.D.	13,110	$269,072	14,000	$792,680

Steven M. Paul, M.D.	2,890	$59,664	9,000	$509,580

Robert A. Armitage	0	0	10,600	$588,572

Derica W. Rice	2,800	$57,246	0	0

Retired

Charles E. Golden	109,170	$2,443,373	28,766	$1,552,236

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested. These shares represent performance awards issued in February 2005 for company performance in 2004, which were subject to forfeiture for one year following issuance.
Retirement Benefits
We maintain two programs to provide retirement income to all eligible U.S. employees, including executive officers:
•	The Lilly Employee 401(k) Plan, a defined contribution plan qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute a portion of their salary to the plan, and the company provides matching contributions on the employees’ contributions up to 6 percent of base salary. The matching contributions are in the form of Lilly stock. The employee contributions, company contributions, and earnings thereon are paid out in accordance with elections made by the participant. See the Summary Compensation Table on page 32 for information about company contributions to the named executive officers.

•	The Lilly Retirement Plan (the retirement plan), a tax-qualified defined benefit plan that provides monthly retirement benefits to eligible employees. See the Summary Compensation Table on page 32 for additional information about the value of these pension benefits.
     Section 415 of the Internal Revenue Code generally places a limit on the amount of annual pension that can be paid from a tax-qualified plan ($175,000) as well as on the amount of annual earnings that can be used to calculate a pension benefit ($220,000). However, since 1975 the company has maintained a non-tax-qualified plan that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limit. The non-qualified plan is unfunded and subject to forfeiture in the event of bankruptcy.
     The following table shows benefits that named executive officers are entitled to under the retirement plan.
Pension Benefits in 2006

		Number of
		Years of	Present Value of	Payments
		Credited	Accumulated Benefit	During Last
Name	Plan Name	Service	($)(1)	Fiscal year ($)

Current

Sidney Taurel(2)	tax-qualified plan	35	$1,203,846	—
	non-qualified plan	35	$30,103,284	—

	total		$31,307,130	—

John C. Lechleiter, Ph.D.(3)	tax-qualified plan	27	$693,969	—
	non-qualified plan	27	$5,682,282	—

	total		$6,376,251	—

Steven M. Paul, M.D.(4)	tax-qualified plan	14	$242,446	—
	non-qualified plan	14(5)	$2,650,529	—

	total		$2,892,975	—

Robert A. Armitage	tax-qualified plan	8	$165,003	—
	non-qualified plan	8(6)	$581,787	—

	total		$746,790	—

Derica W. Rice	tax-qualified plan	17	$230,177	—
	non-qualified plan	17	$378,739	—

	total		$608,916	—

Retired

Charles E. Golden	tax-qualified plan	10	$237,299	$13,486
	non-qualified plan	35(7)	$14,909,762	$850,758

	total		$15,147,061	$864,244

(1)	The calculation of present value of accumulated benefit assumes a discount rate of 6 percent, mortality RP 2000CH (post-retirement decrement only), and joint and survivor benefit of 25 percent.

(2)	Mr. Taurel is currently eligible for full retirement benefits.

(3)	Dr. Lechleiter is currently eligible for early retirement. He qualifies for approximately 13 percent less than his full retirement benefit. Early retirement benefits are further described below.

(4)	Dr. Paul is currently eligible for early retirement because he is over 55 years old and has more than 10 years of service. He qualifies for approximately 32 percent less than his full retirement benefit. Early retirement benefits are further described below.

(5)	Dr. Paul will be eligible for an additional 10 years of service, should he still be employed by the company past age 60. This additional service credit increased the present value of his non-qualified pension benefit shown above by $1,033,206.

(6)	Mr. Armitage will be credited with approximately one year of service when he reaches age 60, making him eligible to receive a reduced retirement benefit under the company’s retirement program. Since this arrangement only applies towards his eligibility for a benefit, it does not change the present value of his non-qualified pension benefit.

(7)	Mr. Golden’s additional years of service credit increased the present value of his non-qualified pension benefit by $___.
     The retirement plan benefits shown in the table are net present values. The benefits are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree. The annual benefit under the plan is calculated using the average of the annual earnings for the highest five out of the last 10 years of service (average annual earnings). Annual earnings covered by the retirement plan consist of salary and bonus (amounts disclosed in the company’s proxy statements for the relevant years) calculated for the amount of bonus paid (rather than credited) and for the year in which earnings are paid (rather than earned or credited). In addition, for years prior to 2003, the calculation includes performance award payouts. The amount of the benefit also depends on the retiree’s age and years of service at the time of retirement. Benefit calculations are based on “points,” with an employee’s points equaling the sum of his or her age plus years of service. Employees who retire (i) at age 65 with at least five years of service, (ii) at age 62 with at least 80 points, or (iii) with 90 or more points receive an unreduced benefit. Employees may elect early retirement with reduced benefits under either of the following two options:
•	Employees with between 80 and 90 points may retire with a benefit that is reduced by three percent for each year that the employee has left to reach 90 points or age 62.

•	Employees who have less than 80 points, but who have reached age 55 and have at least 10 years of service, may retire with a benefit that is reduced as described above and is further reduced by six percent for each year that the employee has left to reach 80 points or age 65.
All U.S. retirees are entitled to medical insurance under the company’s plans. Retirees with spouses or unmarried dependents may elect that, upon the retiree’s death, the plan will pay survivor annuity benefits at either 25 or 50 percent of the retiree’s annuity benefit. Election of the higher survivor benefit will result in a lower annuity payment during the retiree’s life.
     Dr. Paul joined the company in 1993. If he remains employed by the company past age 60, he will receive 10 years’ additional service credit, and as a result, his retirement benefit will not be reduced for early retirement. When Mr. Armitage joined the company in 1999, the company agreed to provide him with a retirement benefit based on his actual years of service and earnings at age 60. When Mr. Armitage reaches age 60 with 9.75 years of service, he will be treated as though he has, for eligibility purposes only, 20 years of service. The additional service credits will make him eligible to begin reduced benefits nine months earlier, but will not change the timing or amount of his unreduced benefits (shown in the Pension Benefits in 2006 Table above). Mr. Golden received additional service credit when be began his employment in February 1996, contingent upon his remaining employed by Lilly for 10 years. His retirement benefits include the standard retiree medical benefits that would be available to retirees of the same age and with the same number of years of service credited. A grant of additional years of service credit to any employee must be approved by the compensation committee of the board of directors.

Nonqualified Deferred Compensation in 2006

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Distributions	Balance at Last
		in Last Fiscal	in Last Fiscal	Last Fiscal	in Last Fiscal	Fiscal Year End
Name Executive	Plan	Year ($) (1)	Year ($) (2)	Year ($)	Year ($)	($) (3)

Current

Sidney Taurel	non-qualified savings	85,820	84,020	78,846		2,518,327
	deferred compensation	0	0	433,657		8,086,877

	total	85,820	84,020	512,503	0	10,605,204

John C. Lechleiter, Ph.D.	non-qualified savings	53,520	51,720	30,279		680,041
	deferred compensation	259,884	0	125,752		2,390,033

	total	313,404	51,720	156,031	0	3,070,074

Steven M. Paul, M.D.	non-qualified savings	41,770	39,970	25,309		622,386
	deferred compensation	0	0	0		0

	total	41,770	39,970	25,309	0	622,386

Robert A. Armitage	non-qualified savings	28,899	27,099	14,526		272,216
	deferred compensation	527,858	0	80,027		1,583,742

	total	556,757	27,099	94,553	0	1,855,958

Derica W. Rice	non-qualified savings	23,700	21,900	3,857		107,908
	deferred compensation	0	0	0		0

	total	23,700	21,900	3,857	0	107,908

Retired

Charles E. Golden	non-qualified savings	3,954	2,154	36,824	10,405	604,164
	deferred compensation	0	0	131,934	0	2,460,323

	total	3,954	2,154	168,758	10,405	3,064,487

(1)	The amounts in this column are also included in the Summary Compensation Table on page 32, in the salary column (non-qualified savings) or the non-equity incentive plan compensation column (deferred compensation).

(2)	The amounts in this column are also included in the Summary Compensation Table on page 32, in the all other compensation column as a portion of the 401(k) match.

(3)	Of the totals in this column, the following totals have previously been reported in the Summary Compensation Table for this year, and for previous years:

Name	2006 ($)	Previous Years ($)	Total ($)
Mr. S.Taurel	$169,840
Dr. J.Lechleiter	$365,124
Dr. S.Paul	$81,740
Mr. R.Armitage	$583,856
Mr. D.Rice	$45,600
Mr. C.Golden	$6,108

     The Nonqualified Deferred Compensation in 2006 Table above shows information about two company programs: a non-qualified savings plan and a deferred compensation plan. The non-qualified savings plan is designed to allow each executive to contribute a percentage of his or her base salary, and receive a company match, beyond the contribution limits prescribed by the IRS with regard to 401(k) plans. This plan is administered in the same manner as the company 401(k) Plan, with the same participation and investment elections, and all employees are eligible to participate. Executive officers and other executives may also defer receipt of all or part of their cash compensation under the company’s deferred compensation plan. Amounts deferred by executives under this program are credited with interest at 120 percent of the applicable federal long-term rate as established for the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code with monthly compounding, which was 5.6 percent for 2006 and is 5.7 percent for 2007. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, but may not make withdrawals during their employment, except in the event of hardship as approved by the compensation committee. All deferral elections and associated distribution schedules are irrevocable. Both plans are unfunded and subject to forfeiture in the event of bankruptcy.
Potential Payments Upon Termination or Change in Control
The following table describes the potential payments and benefits under the company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment. Except for (i) certain terminations following a change in control of the company, as described below, and (ii) certain pension arrangements as described under “Pension Benefits” above, there are no agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreement to provide such payments or benefits to a terminating executive officer (other than following a change in control) would be in the discretion of the compensation committee.
Potential Payments Upon Termination of Employment

					Acceleration and
				Continuation	Continuation of
				of Medical /	Equity Awards
		Cash	Incremental	Welfare	(unamortized
		Severance	Pension Benefit	Benefits	expense as of	Excise Tax	Total Termination
		Payment	(present value)	(present value)	12/31/06)	Gross-up	Benefits

Current

Sidney Taurel

•	Voluntary retirement	0	0	0	0	0	0

•	Involuntary termination	0	0	0	0	0	0

•	Involuntary or good reason termination after change in control (CIC)	$8,853,216	0 (1)	$24,000 (2)	$600,000	0	$9,477,216

John C. Lechleiter, Ph.D.

•	Voluntary retirement	0	0	0	0	0	0

•	Involuntary termination	0	0	0	0	0	0

•	Involuntary or good reason termination after CIC	$5,204,160	$4,087,369	$24,000 (2)	$390,000	$2,669,273	$12,374,802

Steven M. Paul, M.D.

•	Voluntary retirement	0	0	0	0	0	0

•	Involuntary termination	0	0	0	0	0	0

•	Involuntary or good reason termination after CIC	$5,204,160	$3,999,724	$116,360	$264,460	$3,470,583	$13,055,287

Robert A. Armitage

•	Voluntary termination	0	0	0	0	0	0

•	Involuntary termination	0	0	0	0	0	0

•	Involuntary or good reason termination after CIC	$2,834,850	$1,146,757	$255,584	$1,160,453	$2,114,798	$7,512,442

Derica W. Rice

•	Voluntary termination	0	0	0	0	0	0

•	Involuntary termination	0	0	0	0	0	0

•	Involuntary or good reason termination after CIC	$2,561,850	$70,796	$24,000	$880,075	$974,403	$4,511,124

Retired

Charles E. Golden

•	Voluntary retirement (4/30/06)	0	$14,917,457 (3)	$96,424 (4)	0	0	$15,013,881

(1)	See “Incremental Pension Benefit” below.

(2)	See “Accrued Pay and Regular Retirement Benefits” and “Change-in-Control Severance Pay Program – Continuation of Medical and Welfare Benefits” below.

(3)	See the Pension Benefits in 2006 Table on page 39.

(4)	See the footnote 5 to the Summary Compensation Table on page 32.

Accrued Pay and Regular Retirement Benefits. The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:
•	Accrued salary and vacation pay

•	Regular pension benefits under the Lilly Retirement Plan and the non-qualified retirement plan. See “Retirement Benefits” on page 38. The amounts shown in the table above as Incremental Pension Benefits are explained below.

•	Welfare benefits provided to all U.S. retirees, including retiree medical and dental insurance. The amounts shown in the table above as Continuation of Medical / Welfare Benefits are explained below.

•	Distributions of plan balances under the Lilly 401(k) plan and the non-qualified savings plan. See the narrative following the Nonqualified Deferred Compensation in 2006 Table for information about the 401(k) plan and “Non-qualified Deferred Compensation” on page 41 for information about the non-qualified savings plan.

•	The value of accelerated vesting of certain unvested equity grants upon retirement. Under the company’s stock plans, employees who terminate employment while retirement-eligible receive accelerated vesting of unvested stock options (except for options granted in the 12 months before retirement, which are forfeited), outstanding performance awards (which are paid on a reduced basis for time worked during the award period), and restricted stock awarded in payment of previous performance awards.

•	The value of option continuation upon retirement. When an employee terminates prior to retirement, his or her stock options are terminated 30 days thereafter. However, when a retirement-eligible employee terminates, his or her options remain in force until the earlier of five years after retirement or the option’s normal expiration date.
Deferred Compensation. The amounts shown in the table do not include distributions of plan balances under the Lilly deferred compensation plan. Those amounts are shown in the Nonqualified Deferred Compensation in 2006 Table on page 41.
Death and Disability. A termination of employment due to death or disability does not entitle the named executive officers to any payments or benefits that are not available to salaried employees generally.
Change-in-Control Severance Pay Program. As described in the Compensation Discussion and Analysis under “Severance Pay” on pages 29-30, the company maintains a change-in-control severance pay program for nearly all employees, including the named executive officers (the “CIC Program”). The amounts shown in the table for “involuntary or good reason termination” following a change in control are based on the following assumptions and plan provisions:
•	Covered terminations. The table assumes a termination of employment that is eligible for severance under the terms of the current plan, based on the named executive’s compensation, benefits, age, and service credit at December 31, 2006. Eligible terminations include an involuntary termination for reasons other than cause, or a voluntary termination by the executive for good reason, within two years following the change in control.
o	A termination of an executive officer by the company is for cause if it is for any of the following reasons: (i) the employee’s willful and continued refusal to perform, without legal cause, his/her material duties, resulting in demonstrable economic harm to the company; (ii) any act of fraud, dishonesty or gross misconduct resulting in significant economic harm or other significant harm to the business reputation of the company; or (iii) conviction of or the entering of a plea of guilty or nolo contendere to a felony.

o	A termination by the executive officer is for good reason if it results from (i) a material diminution in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities or authority, or the assignment to him/her of additional responsibilities that materially increase his/her workload; (ii) any reduction in the executive’s then-current base salary; (iii) a material reduction in the executive’s opportunities to earn incentive bonuses below those in effect for the year prior to the change in control; (iv) a material reduction in the executive’s employee benefits from the benefit levels in effect immediately prior to the change in control; (v) the failure to grant to the executive stock options, stock units, performance shares or similar incentive rights during each twelve (12) month period following the change in control on the basis of a number of shares or units and all other material terms at least as favorable to the executive as those rights granted to him/her on an annualized average basis for the three (3) year period immediately prior to the change in control; or (vi) relocation of the executive by more than fifty (50) miles.
•	Cash severance payment. Represents the CIC Program benefit of two times the 2006 annual base salary plus two times cash bonus for 2006 under the Eli Lilly and Company Bonus Plan.

•	Incremental pension benefit. Represents the present value of an incremental non-qualified pension benefit of two years of age credit and two years of service credit that is provided under the CIC Program. The following standard actuarial assumptions were used to calculate each individual’s incremental pension benefit:

Discount rate:	6 percent
Mortality (post-retirement only):	RP 2000CH
Joint & survivor benefit:	25% of pension
     Because Mr. Taurel already qualifies for a full pension benefit, the additional age credit and service credit do not increase his benefit.
•	Continuation of medical and welfare benefits. Represents the present value of the CIC Plan’s guarantee for two years following a covered termination of continued coverage equivalent to the company’s current active employee medical, dental, life, and long-term disability insurance. For the three retirement-eligible employees, Mr. Taurel and Drs. Lechleiter and Paul, there is limited incremental benefit under the CIC Plan because they would be entitled to equivalent medical and dental coverage in the ordinary course as retirees regardless of the reason for termination. The same actuarial assumptions were used to calculate continuation of medical and welfare benefits as were used to calculate incremental pension benefits, with the addition of an assumed COBRA rate of $12,000 per year.

•	Acceleration and Continuation of equity awards. Under the CIC Plan, upon a covered termination, any unvested stock options, restricted stock, or other equity awards would vest, and options would be exercisable for up to three years following termination. For the three retirement-eligible employees, Mr. Taurel, Dr. Lechleiter, and Dr. Paul, the only equity award receiving accelerated vesting and term extension because of the CIC Plan would be 8,000 shares of restricted stock held by Dr. Paul; all other unvested equity awards automatically vest upon retirement regardless of reason. The amounts in this column represent the previously unamortized expense that would be recognized in connection with the acceleration of unvested equity grants. In addition, the two named executive officers who are not retirement-eligible, Messrs. Armitage and Rice, would receive the benefit under the CIC Plan of continuation of their outstanding stock options for up to three years following termination of employment. There would be no incremental expense to the company for this continuation because the option would already have been fully expensed.

•	Excise tax gross-up. Upon a change in control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company has agreed to reimburse the affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes. The amounts in the table are based on a 280G excise tax rate of 20 percent, a statutory 25 percent federal income tax rate, a 1.45 percent Medicare tax rate and a 3.4 percent state income tax rate.
Payments Upon Change in Control Alone. The CIC Program is a “double trigger” program, meaning payments are made only if the employee suffers a covered termination of employment within two years following the change in control. Employees do not receive payments upon a change in control alone, except that upon consummation of a change in control a partial payment of outstanding performance awards would be made, reduced to reflect the portion of the year prior to the change in control. For example, if a change in control occurred on June 30, the employee would receive one-half of the value of the performance award, calculated based on the company’s then-current financial forecast for the year.
Related Person Transaction
As noted above, under board policy, for security reasons the company aircraft is made available to Mr. Taurel for all travel. The company has entered into a time-share arrangement with Mr. Taurel in connection with his personal use of company aircraft. Under the time-share agreement, Mr. Taurel leases the company aircraft, including crew and flight services, for personal flights. He pays a time-share fee based on the company’s cost of the flight but capped at the greater of (i) an amount equivalent to first-class airfare for the relevant flight (if commercially available), and (ii) the Standard Industry Fare Levels as established by the Internal Revenue Service for purposes of determining taxable fringe benefits.
Ownership of Company Stock
Common Stock Ownership by Directors and Executive Officers
The following table sets forth the number of shares of company common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group, as of February 5, 2007.
     The table shows shares held by named executives in the Lilly Employee 401(k) Plan, shares credited to the accounts of outside directors in the Directors’ Deferral Plan, and total shares beneficially owned by each individual, including the shares in the respective plans. In addition, the table shows shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 5, 2007.

					Stock Options
					Exercisable Within
		Directors’ Deferral	Total Shares Owned		60 Days of
Name of Individual or Identity of Group	401(k) Plan Shares	Plan Shares (1)	Beneficially (2)		February 5, 2007
Robert A. Armitage	1,097	—	53,769		227,900
Sir Winfried Bischoff	—	8,115	10,115		11,200
J. Michael Cook	—	7,601	9,401		—
Martin S. Feldstein, Ph.D.	—	6,528	7,528		8,400
George M.C. Fisher	—	14,383	24,383		11,200
J. Erik Fyrwald	—	4,391	4,491		—
Alfred G. Gilman, M.D., Ph.D.	—	13,861	13,861		14,000
Charles E. Golden	1,596	—	130,742	(3)	878,107
Karen N. Horn, Ph.D.	—	26,258	26,258		14,000
John C. Lechleiter, Ph.D.	12,418	—	212,431	(4)	760,000
Ellen R. Marram	—	6,528	7,528		5,600
Steven M. Paul, M.D.	2,915	—	76,219		530,900
Franklyn G. Prendergast, M.D., Ph.D.	—	19,335	19,335		14,000
Kathi P. Seifert	—	15,489	19,022		14,000
Derica W. Rice	4,454	—	37,198		86,200
Sidney Taurel	16,247	—	1,139,387		2,390,000
All directors and executive officers as a group (21 people):

(1)	See description of the Directors’ Deferral Plan, page 18.

(2)	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person. No person listed in the table owns more than _.___ percent of the outstanding common stock of the company. All directors and executive officers as a group own _.___ percent of the outstanding common stock of the company.

(3)	24,349 of Mr. Golden’s shares were pledged as of February 5, 2007.

(4)	The shares shown for Dr. Lechleiter include 10,698 shares that are owned by a family foundation for which he is a director. Dr. Lechleiter has shared voting power and shared investment power over the shares held by the foundation.
Principal Holders of Stock
To the best of the company’s knowledge, the only beneficial owners of more than 5 percent of the outstanding shares of the company’s common stock are Lilly Endowment, Inc. (the “Endowment”), Capital Research and Management Company, and Wellington Management Company, LLP. The following table sets forth information regarding this ownership:

	Number of Shares	Percent of
Name and Address	Beneficially Owned	Class

Lilly Endowment, Inc.	140,350,804	12.4%
2801 North Meridian Street	(as of 12/31/06)
Indianapolis, Indiana 46208
The Endowment has sole voting and sole investment power with respect to its shares. The board of directors of the Endowment is composed of Mr. Thomas M. Lofton, chairman; Mr. N. Clay Robbins, president; Mrs. Mary K. Lisher; Drs. Otis R. Bowen and William G. Enright; and Messrs. Daniel P. Carmichael, Eli Lilly II, and Eugene F. Ratliff (Emeritus Director). Each of the directors is, either directly or indirectly, a shareholder of the company.
Items of Business to Be Acted Upon at the Meeting
Item 1. Election of Directors
Under the company’s articles of incorporation, the board is divided into three classes with approximately one-third of the directors standing for election each year. The term for directors elected this year will expire at the annual meeting of shareholders held in 2010. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.
The board recommends that you vote FOR each of the following nominees:
•	Sir Winfried Bischoff

•	J. Michael Cook

•	Franklyn G. Prendergast, M.D., Ph.D.

•	Kathi P. Seifert
Biographical information about these nominees may be found on page 7 of this proxy statement.
Item 2. Proposal to Ratify the Appointment of Principal Independent Auditors
The audit committee has appointed the firm of Ernst & Young LLP as principal independent auditors for the company for the year 2007. In accordance with the bylaws, this appointment is being submitted to the shareholders for ratification. Ernst & Young served as the principal independent auditors for the company in 2006. Representatives of Ernst & Young are expected to be present at the annual meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they wish to do so.

The board recommends that you vote FOR ratifying the appointment of Ernst & Young LLP as principal independent auditors for 2007.
Item 3. Proposal to Amend the Company’s Articles of Incorporation to Provide for Annual Election of Directors
The company’s Amended Articles of Incorporation currently provide that the board of directors is divided into three classes, with each class elected every three years. In December 2006, on the recommendation of the directors and corporate governance committee, the board unanimously adopted resolutions approving, and recommending to the shareholders for approval, amendments to provide for the annual election of directors.
     If approved, this proposal will become effective upon the filing of Amended Articles of Incorporation containing these amendments with the Secretary of State of Indiana, which the company intends to do promptly after shareholder approval is obtained. Directors elected prior to the effectiveness of the amendments will stand for election for one-year terms once their then-current terms expire. This means that directors whose terms expire at the 2008 and 2009 annual meetings of shareholders would be elected for one-year terms, and beginning with the 2010 annual meeting, all directors would be elected for one-year terms at each annual meeting. In addition, in the case of any vacancy on the board occurring after the 2007 annual meeting, including a vacancy created by an increase in the number of directors, the vacancy would be filled by interim election of the board, with the new director to serve a term ending at the next annual meeting. At all times, directors are elected to serve for their respective terms and until their successors have been elected and qualified. This proposal would not change the present number of directors, and it would not change the board’s authority to change that number and to fill any vacancies or newly created directorships.
     Article 9(b) of the company’s Amended Articles of Incorporation contains the provisions that will be affected if this proposal is adopted. This article, set forth in Appendix A to this proxy statement, shows the proposed changes with deletions indicated by strike-outs and additions indicated by underlining. The board has also adopted conforming amendments to the company’s bylaws, to be effective immediately upon the effectiveness of the amendments to the Amended Articles of Incorporation.
Background of Proposal
The proposal is a result of ongoing review of corporate governance matters by the board. The board, assisted by the directors and corporate governance committee, considered the advantages and disadvantages of maintaining the classified board structure. The board considered the view of some shareholders who believe that classified boards have the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is the primary means for shareholders to influence corporate governance policies. The board gave considerable weight to the approval at the 2006 annual meeting of a shareholder proposal requesting that the board take all necessary steps to elect the directors annually.
     The board also considered benefits of retaining the classified board structure, which has a long history in corporate law. Proponents of a classified structure believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. Proponents also assert that classified boards may enhance shareholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of a target company because the entity cannot replace the entire board in a single election. While the board generally concurred with that view, it also took note that even without a classified board, the company has other means to compel a takeover bidder to negotiate with the board, including a shareholder rights plan, certain “supermajority” vote requirements in its Amended Articles of Incorporation (as described in the company’s response to Item 8 at pages 55-56), and certain provisions of Indiana law.
     The directors and corporate governance committee and the board heard advice from outside governance and legal experts on the annual election of directors. On the recommendation of the committee, the board approved the amendments and determined to recommend that shareholders approve the amendments to the company’s Amended Articles of Incorporation to provide for the annual election of directors. The board believes that by taking this action, it can provide shareholders further assurance that the directors are accountable to shareholders while maintaining appropriate defenses to respond to inadequate takeover bids.
Vote Required
The affirmative vote of at least 80 percent of the outstanding common shares is needed to pass this proposal.
The board recommends that you vote FOR amending the company’s articles of incorporation.
Item 4. Reapproval of Material Terms of Performance Goals for the 2002 Lilly Stock Plan
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the amount of compensation expense that the company can deduct for income tax purposes. In general, a public corporation cannot deduct compensation in excess of $1 million paid to any of the named executive officers in the proxy statement. However, compensation that qualifies as “performance-based” is not subject to this deduction limitation.
     The 2002 Lilly Stock Plan (“2002 Plan”) allows the grant of performance awards that qualify as performance-based compensation under Section 162(m). One of the conditions to qualify as performance-based is that the material terms of the performance goals must be approved by the shareholders at least every five years. The last such approval for the 2002 Plan was when the plan itself was approved in 2002. To preserve the tax status of performance awards as performance-based, and thereby to allow the company to continue to fully deduct the compensation expense related to the awards, we are now asking the shareholders to reapprove the performance goals. We are not amending or altering the 2002 Plan. If this proposal is not adopted, the committee will continue to grant performance awards under the 2002 Plan but certain awards to executive officers would no longer be fully tax deductible by the company.
Shares Subject to Plan
The maximum number of shares of Lilly stock that may be issued or transferred for grants under the 2002 Plan is the sum of:
•	80,000,000 shares;

•	5,243,448 shares that were available under the previous shareholder-approved plan (the 1998 Lilly Stock Plan) at the time that plan terminated in April 2002;

•	any shares subject to grants under the 2002 Plan or prior shareholder-approved stock plans (the 1989, 1994 and 1998 Lilly Stock Plans) that are not issued or transferred due to termination, lapse, or forfeiture of the grant; and

•	any shares exchanged by grantees as payment to the company of the exercise price of stock options granted under the 2002 Plan or prior shareholder-approved stock plans.
     The maximum number is subject to adjustment for stock splits, stock dividends, spin-offs, reclassifications or other relevant changes affecting Lilly stock.
Grants Under the Plan
     Under the 2002 Plan all employees of the company, including officers, are eligible to participate. Currently approximately 41,500 employees, including all 10 executive officers, are eligible to participate. The compensation committee (the “committee”) may make grants to officers and employees in its discretion. The board may grant stock options under the 2002 Plan to nonemployee directors. There are currently 10 nonemployee directors.
Stock Options and Stock Appreciation Rights. The committee may grant nonqualified options, incentive stock options, or other tax-favored stock options under the Code. The committee establishes the option price, which may not be less than 100 percent of the fair market value of the stock on the date of grant. Options may not be repriced. The committee also establishes the vesting date and the term of the option.
     The committee may also grant stock appreciation rights (“SARs”) – the right to receive an amount based on appreciation in the fair market value of shares of Lilly stock over a base price. If granted without a related stock option, the committee establishes the base price of the SARs, which may not be less than 100 percent of the fair market value of the stock on the date of grant, and the settlement or exercise date, which may not be more than eleven years after the grant date. If granted in connection with a stock option, the holder of SARs may, upon exercise, surrender the related options and receive payment, in the form of Lilly stock, equal to the excess of the the fair market value of Lilly stock over the exercise price in the date of exercise multiplied by the number of shares exercised. The price and term of the SARs mirror those of the related stock option, and the SARs automatically terminate to the extent the related options are exercised. Effectively, these awards give the holder the benefit of the related stock options (in the form of shares of Lilly stock) without requiring payment of the exercise price.
     No grantee may receive options and SARs, considered together, for more than 2,500,000 shares under the 2002 Plan in any period of three consecutive calendar years.
Performance Awards. The committee may grant performance awards under which payment is made in shares of Lilly stock, cash, or both if the financial performance of the company or a subsidiary, division, or other business unit of the company selected by the committee meets certain performance goals during an award period. A maximum of 18,000,000 shares may be issued under the 2002 Plan in the form of performance awards.
     The committee establishes the performance goals at the beginning of the award period based on one or more performance goals specified in the 2002 Plan. The material terms of those performance goals are:
•	earnings per share

•	net income

•	divisional income

•	corporate or divisional net sales

•	EVA® (after-tax operating profit less the annual total cost of capital)

•	Market Value Added (MVA — the difference between a company’s fair market value, as reflected primarily in its stock price, and the economic book value of capital employed)

•	any of the foregoing goals before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges

•	total shareholder return

•	other Lilly stock price goals.
     The committee also establishes the award period (four or more consecutive fiscal quarters), the threshold, target and maximum performance levels, and the number of shares or dollar amounts payable at various performance levels from the threshold to the maximum.
     Awards may be denominated either in shares of Lilly stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). The maximum number of shares that may be received by an individual in payment of Stock Performance Awards in any calendar year is 100,000. As to Dollar Performance Awards, the maximum payment to an individual in any calendar year is $8,000,000. The committee can elect to pay cash in lieu of part or all of the shares of Lilly stock payable under a Stock Performance Award, and such cash payment is counted as a payment of shares (based on the market value of Lilly stock on the payment date) for purposes of determining compliance with the 100,000 share limit for Stock Performance Awards. In order to receive payment, a grantee must generally remain employed by the company to the end of the award period. The committee may impose additional conditions on a grantee’s entitlement to receive payment under a performance award.
     At any time prior to payment, the committee can adjust awards for the effect of unforeseen events that have a substantial effect on the performance goals and would otherwise make application of the performance goals unfair. However, the committee may not increase the amount that would otherwise be payable to individuals who are subject to Section 162(m) of the Code.
Restricted Stock Grants or Stock Units. The committee may also issue or transfer shares under a restricted stock grant. The grant will set forth a restriction period during which the shares may not be transferred. If the grantee’s employment terminates during the restriction period, the grant terminates and the shares are returned to the company. However, the committee can provide complete or partial exceptions to that requirement as it deems equitable. If the grantee remains employed beyond the end of the restriction period, the restrictions lapse and the shares become freely transferable.
     The committee may grant stock unit awards subject to vesting and transfer restrictions and conditions of payment determined by the committee. The value of each stock unit equals the fair market value of Lilly stock and may include the right to receive the equivalent of dividends on the shares granted. Payment is made in the form of Lilly stock.

     A maximum of 3,000,000 shares of Lilly stock may be issued or transferred under the 2002 Plan in the form of restricted stock grants or stock unit awards, considered together.
Authority of Committee
The 2002 Plan is administered and interpreted by the committee, each member of which must be a “nonemployee” director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” within the meaning of section 162(m) of the Code. As to grants to employees, the committee selects persons to receive grants from among the eligible employees, determines the type of grants and number of shares to be awarded, and sets the terms and conditions of the grants. The committee may establish rules for administration of the 2002 Plan and may delegate authority to others for plan administration, subject to limitations imposed by SEC and IRS rules and state law.
Other Information
The 2002 Plan remains effective until April 14, 2012, unless earlier terminated by the board. The board may amend the 2002 Plan as it deems advisable, except that shareholder approval is required for any amendment that would (i) allow the repricing of stock options below the original option price, (ii) allow the grant of stock options at an option price below fair market value of Lilly stock on the date of grant, (iii) increase the number of shares authorized for issuance or transfer, or (iv) increase any of the various maximum limits established for stock options, performance awards, and restricted stock.
     The Committee may provide in the grant agreement, or by subsequent action, that the following shall occur in the event of a change in control (as defined in Article 12 of the 2002 Plan), in order to preserve all of the grantee’s rights: (i) any outstanding stock option not already vested shall become immediately exercisable; (ii) any restriction periods on restricted stock grants shall immediately lapse; and (iii) outstanding performance awards will be vested and paid out on a prorated basis, based on the maximum award opportunity and the number of months elapsed compared to the total number of months in the award period.
     The future amounts that will be received by grantees under the 2002 Plan are not determinable. In 2006, the named executive officers received stock option grants as set forth on page 33 in the Grants of Plan-Based Awards During 2006 Table, and in connection with the 2006 award year received performance awards as detailed on page 34 in the narrative following the Grants of Plan-Based Awards During 2006 Table. Also in 2006, the executive officers as a group (10 officers) received stock option grants for 755,302 shares and all other employees (3,854 employees) received options grants for 4,804,932 shares. With respect to the 2006 award year, the executive officers as a group received payouts for performance awards totaling 321,468 shares and all other employees received performance awards, restricted stock grants, and restricted stock units totaling 2,357,195 shares.
The board recommends that you vote FOR reapproval of the performance goals for the 2002 Lilly Stock Plan.
Item 5. Shareholder Proposal Regarding Care and Use of Animals
Jamie Moran, P.O. Box 15889, Seattle, Washington 98115 and Meredith Page, on behalf of People for the Ethical Treatment of Animals (PETA), 501 Front Street, Norfolk, Virginia 23510, beneficial owner of approximately 675 and 100 shares, respectively, have submitted the following proposal.
RESOLVED, that the Board issue a report to shareholders on the feasibility of amending the Company’s Animal Care and Use Policy to ensure that: i) it extends to all contract laboratories and is reviewed with such outside laboratories on a regular basis, and ii) it addresses animals’ social and behavioral needs. Further, the shareholders request that the report include information on the extent to which in-house and contract laboratories are adhering to the Policy, including the implementation of enrichment measures.
Supporting Statement:
Our Company conducts tests on animals as part of its product research and development, as well as retaining independent laboratories to conduct such tests. Abuses in independent laboratories are not uncommon and have recently been exposed by the media. Eli Lilly has posted on its Web site an Animal Care and Use Policy. The

Company, as an industry leader, is commended for its stated commitment to an “ethical and scientific obligation to ensure the appropriate treatment of animals used in research...”1
     However, the disclosure of atrocities recorded at Covance, Inc., an independent laboratory headquartered in Princeton, New Jersey,2 has made the need for a formalized, publicly available animal welfare policy that extends to all outside contractors all the more relevant, indeed urgent.3 Filmed footage showed primates being subjected to such gross physical abuses and psychological torments that Covance sued to enjoin People for the Ethical Treatment of Animals in Europe from publicizing it. The Honorable Judge Peter Langan in the United Kingdom refused to stop PETA from publicizing the film and instead ruled in PETA’s favor. The Judge stated in his opinion that the “rough manner in which the animals are handled and the bleakness of the surroundings in which they are kept ... even to a viewer with no particular interest in animal welfare, at least cry out for explanation.”4
     Shareholders cannot monitor what goes on behind the closed doors of the animal testing laboratories, so the Company must. Accordingly, we urge the Board to commit to promoting basic animal welfare measures as an integral part of our Company’s corporate stewardship.
     We urge shareholders to support this Resolution.
Statement in Opposition to Animal Care and Use Proposal and the Exporting Animal Research Proposal
The public policy and compliance committee of the board has reviewed both proposals submitted on PETA’s behalf (this Item 5 and Item 6 below) and believes that additional reporting is an unnecessary use of company resources. Lilly’s current report on our use of animals can be found in our Corporate Citizenship Report on our website at www.lilly.com.
     Lilly is dedicated to the discovery and development of medicines that improve the health and well-being of people worldwide. This entails careful and thorough evaluation of our products. While efforts to minimize the use of animal testing have been underway for some time, the appropriate use of animals in research is essential to ensure that safe and efficacious medicines become available to patients. Furthermore, it is a requirement dictated by regulatory agencies around the world. Lilly fully recognizes the fundamental ethical obligation to treat animals used in research responsibly. We have both an ethical and a scientific interest in ensuring that appropriate standards are in place at company and third party facilities to ensure appropriate standards of animal care yield valid study results.
     Lilly maintains the highest standards of animal care and use in all our facilities. In the United States, Lilly has been accredited by the Association for the Assessment and Accreditation of Laboratory Animal Care International (AAALAC) for more than 30 years. AAALAC accreditation is a voluntary process that includes a detailed, comprehensive review of research animal programs such as animal care and use policies and procedures, animal environment, housing and management, veterinary medical care, and physical plant operations. Globally, Lilly complies with local, state, and national laws and regulations on the use of animals in research, which are enforced by the relevant authorities. All animal facilities are subject to external review and inspection. For example, our U.S. facilities are subject to unannounced site inspections by the U.S. Department of Agriculture. In Europe, local and national authorities regularly inspect all animal facilities.
     As a global company, Lilly develops contractual relationships with select laboratory animal research and animal supply companies inside and outside the United States. Animal research and animal supply companies throughout the world are subject to local laws, which may vary from country to country. Regardless of local variations, Lilly seeks to do business only with those companies that share our commitment to animal welfare. Lilly requires these companies to comply with applicable local laws and treat animals in a humane manner. To

[1]	http://www.lilly.com/about/policies/#animal

[2]	PETA’s undercover investigator videotaped the systematic abuse of animals at Covance’s laboratory in Vienna, VA over a six month investigation.

[3]	In October 2005, Covance’s Director of Early Development stated that “We’ve worked with just about every major company around the world” (http://www.azcentral.com/arizonarepublic/eastvalleyopinions/articles/1021credit 21.html)

[4]	The case captioned Covance Laboratories Limited v. PETA Europe Limited was filed in the High Court of Justice, Chancery Division, Leeds District Registry, Claim No. 5C-00295. In addition to ruling in PETA’s favor, the Court ordered Covance to pay PETA £50,000 in costs and fees.

ensure animal welfare, Lilly has increased oversight of these companies to assess their adherence to these expectations. In addition, we continue to work to harmonize global animal welfare standards.
The board recommends that you vote AGAINST this proposal and Item 6 below.
Item 6. Shareholder Proposal Regarding International Outsourcing of Animal Research
Gloria J. Eddie, 1060 Cambridge Avenue, Menlo Park, California 94025, on behalf of People for the Ethical Treatment of Animals (PETA), beneficial owner of approximately 281 shares, has submitted the following proposal.
RESOLVED, that the Board report to shareholders on the rationale for increasingly exporting the Company’s animal experimentation to countries which have either non-existent or substandard animal welfare regulations and little or no enforcement. Further, the shareholders request that the report include information on the extent to which Lilly requires – at a minimum – adherence to U.S. animal welfare standards at its facilities in foreign countries.
Supporting Statement:
Eli Lilly has publicly committed to an “ethical and scientific obligation to ensure the appropriate treatment of animals used in research, to minimize the number of animals involved, and to pursue the development of alternative test systems.”5 However, many of the countries to which the Company is re-locating its animal research and testing are known for having no or poor animal welfare standards and negligible oversight.
     In January 2006, Business Week reported that “Increasingly, Lilly is moving its research and development . to China, India, and the former Soviet bloc.”6 The November 13, 2006, issue of Forbes magazine also reported that Eli Lilly had “announced plans recently to set up research units in China.” The Forbes article noted that the rationale for shifting animal testing to China is that “scientists are cheap, lab animals plentiful and pesky protesters held at bay” and quoted a pharmaceutical industry executive who “admits that Chinese testing companies lack quality control and high standards on treatment.”7
     Our Company now conducts a significant portion of its research in foreign laboratories, with 20% of its scientists based in China (its largest non-U.S.-based Research & Development team).8 Purposely re-locating research to regions with lower animal costs, easy animal availability, and lower welfare standards is in direct conflict with Lilly’s stated commitment to reducing, refining, and replacing animal use.
     Shareholders deserve to know whether animal testing is being moved to foreign countries in order to circumvent American animal welfare laws and reduce oversight and other protections for animals, and whether research conducted at Lilly facilities in other countries is held to at least the same standards as animal testing conducted at its U.S. facilities.
Statement in Opposition to Animal Care and Use Proposal and the Exporting Animal Research Proposal
Please see the “Statement in Opposition” following Item 5 above.
The board recommends that you vote AGAINST this proposal.

Item 7.	Shareholder Proposal Regarding Separating the Roles of Chairman and Chief Executive Officer
The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan, 49221-1793, beneficial owner of approximately 50 shares, has submitted the following proposal.

[5]	http://www.lilly.com/about/policies/#animal

[6]	“Lilly’s Labs Go Global”; Business Week (Jan. 30, 2006)

[7]	“Comparative Advantage”; Forbes, p. 76 Vol. 178 No. 10 (Nov. 13, 2006)

[8]	“Lilly Eyes R&D for Sales Rise”; China Daily, p.10 (Aug. 18, 2005)

Resolved: The shareholders of Eli Lilly & Company request the Board of Directors establish a policy of whenever possible, separating the roles of Chairman and Chief Executive Officer, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.
     This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2007 shareholder meeting.
Supporting Statement:
We believe in the principle of the separation of the roles of Chairman and Chief Executive Officer. This is a basic element of sound corporate governance practice.
     We believe an Independent Board Chair – separated from the CEO – is the preferable form of corporate governance. This primary purpose of the Board of Directors is to protect shareholder’s interests by providing independent oversight of management and the CEO. The Board gives strategic direction and guidance to our Company.
     The Board will likely accomplish both roles more effectively by separating the roles of Chair and CEO. An Independent Chair will enhance Investor confidence in our Company and strengthen the Integrity of the Board of Directors.
     A Number of respected Institutions recommend such separation. CalPER’s Corporate Core Principles and Guidelines state: “the Independence of a majority of the Board is not enough” and that “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.”
     An independent board structure will also help the board address complex policy issues facing our company, foremost among them the crisis in access to pharmaceutical products.
     Millions of Americans and others around the world have limited or no access to our company’s life-saving medicines. We believe an independent Chair and vigorous Board will bring greater focus to this ethical imperative, and be better able to forge solutions to address the crisis.
     The current business model of the pharmaceutical sector is undergoing significant challenges. The industry has generated substantial revenue from American purchasers, who pay higher prices for medicines than those in other developed countries. Pressure on drug pricing and dependence on this business model may impact our company’s long-term value. We believe Independent Board leadership will better position our company to respond to these enduring challenges.
     A similar resolution voted on in 2006 was supported by 27.15 percent of shareholders.
     In order to ensure that our Board can provide the proper strategic direction for our Company with Independence and accountability, we urge a vote FOR this resolution.
Statement in Opposition to the Proposal Regarding Separating the Roles of Chairman and Chief Executive Officer
The board of directors, the directors and corporate governance committee, and the public policy and compliance committee of the board have reviewed this proposal and recommend a vote against it. We believe that Lilly already has a strong, independent board operating under sound principles of corporate governance. (See pages 10-15 for a description of the board’s governance principles.) These principles are designed to ensure board independence, whether or not the chairman and chief executive officer (CEO) roles are separated, through a counterbalancing governance structure.
     The board is composed of a majority of independent board members, currently 10 out of 12 directors; under our governance principles, 75 percent of the board must be independent, non-employee members. Additionally, the presiding director, an independent director who is appointed by the board, presides at all meetings of the board at which the chairman is not present (unless another independent director is chosen based on the subject matter), including an executive session after each regular board meeting and an annual review of the CEO’s performance. In addition, the presiding director:
•	leads the board process for selecting and evaluating the CEO

•	serves as a liaison between the chairman and the independent directors

•	generally approves information sent to the board and meeting agendas and schedules, and

•	has authority to call meetings of the independent directors.
     A recent Wharton School of Business article entitled “Splitting Up the Roles of CEO and Chairman: Reform or Red Herring?,” 9 points out that there is a lack of hard evidence to show that separating the roles boosts returns for shareholders. A majority (315) of the top 500 Standard & Poor’s 500 index maintain a CEO/Chairman role. As the article points out, most companies that separate roles do so because they are troubled or facing a major executive succession challenge. Lilly neither expects, nor is facing, either of these problems. Additionally, the article points out that by dividing roles a company may weaken its ability to develop and implement strategy. We agree, and believe that combining the roles of board chair and CEO generally provides the most efficient and effective leadership model for the company.
     We agree that the current business model of the pharmaceutical sector is undergoing significant challenges. The company has adopted a strategy, approved by the board, to transform the cost structure through a variety of productivity initiatives and to provide customers with a significantly enhanced value proposition that improves patient outcomes through tailoring drug, dose, timing of treatment, and relevant information.
     We also agree that access to medicine continues to be a serious concern; however, the board’s corporate governance principles ensure effective independent oversight of the company’s responses to this problem. The public policy and compliance committee of the board, composed solely of independent directors, provides independent oversight of public policy issues for the board, including access to medicines.
     Guided by the active oversight of our independent directors, our company will continue to be a strong advocate for reforms that improve access to needed medicines and reduce the cost structure for health care while protecting the industry’s ability to invest in innovation for the next generation of breakthrough medicines. At the same time, we will help to address the immediate needs of those without access to health care through patient assistance programs. In 2006 alone, we distributed products with a retail value of more than $300 million free of charge through these programs.
The board recommends that you vote AGAINST this proposal.
Item 8. Shareholder Proposal Regarding Amending the Company’s Bylaws
California Public Employees’ Retirement System (CalPERS), P.O. Box 942707, Sacramento, California 94229-2707, beneficial owner of approximately 5.4 million shares, has submitted the following proposal.
RESOLVED, that the shareowners of Eli Lilly & Company (“Company”) urge the Company to take all steps necessary, in compliance with applicable law, to allow its shareowners to amend the Company’s bylaws by a majority vote. Currently, the Company does not allow shareowners to amend the Company’s bylaws.
Supporting Statement:
The Company is one of the very few companies in the S&P 500 that does not allow shareowners to amend the Company’s bylaws. Approximately 96% of companies in the S&P 500 and the Russell 1000 allow shareowners to amend the bylaws. Though the default under Indiana state law is to only allow the board of directors to amend the bylaws, Indiana state law does allow Indiana corporations to amend the articles of incorporation to allow for shareowners to amend the bylaws. The company, however, has chosen not to allow shareowners to amend the bylaws even though approximately 96 percent of corporations do so, as noted above.
     The primary tool for directly impacting the Company’s governance practice is by amending the Company’s bylaws. This is why we are sponsoring this proposal which, if passed and implemented, would make the Company more accountable to shareowners by allowing shareowners to amend the bylaws by majority vote. As a trust fund with more than 1.4 million participants, and as the owner of approximately 5.4 million shares of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks shareowners should have the ability to impact the corporate governance of any company we own via a bylaw amendment.
     This proposal asks for a majority vote standard to amend the bylaws since a supermajority vote can be almost impossible to obtain because of abstentions and broker non-votes. For example, a proposal to declassify

[9]	Wharton-“Splitting up the Roles of CEO and Chairman: Reform or Red Herring?”

http://knowledge.wharton.upenn.edu//article.cfm?articleid=987 the board of directors filed at Goodyear Tire & Rubber Company failed to passes even through approximately 90 percent of votes cast were in favor of the proposal. While it is often stated by corporations that the purpose of supermajority requirements is to provide corporations the ability to protect minority shareholders, supermajority requirements are most often used, in CalPERS’ opinion, to block initiatives opposed by management and the board of directors but supported by most shareowners. The Goodyear Tire & Rubber Company vote is a perfect illustration.
     CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. CalPERS also believes that shareholders are willing to pay a premium for shares of corporations that have excellent corporate governance, as illustrated by a recent study by McKinsey & Co. If the Company were to take steps to implement this proposal, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance. Considering the Company’s five, three, and one year stock performances were -16%, -13%, and 2%, respectively, action is warranted.
     We urge your support FOR this proposal.
Statement in Opposition to the Proposal Regarding Amending the Company’s Bylaws
The board of directors believes that this proposal is not in the best long-term interests of the shareholders and recommends that you vote against it.
     The company’s bylaws establish a number of fundamental corporate governance operating principles, including rules for meetings of directors and shareholders, election and duties of directors and officers, authority to approve transactions, and procedures for stock issuance. Like many other Indiana corporations, Lilly has adopted the default provision under Indiana law, which states that unless the articles of incorporation provide otherwise, the bylaws may be amended only by the directors.
     The board of directors has fiduciary obligations to the company and all its shareholders, including large institutions, small institutions, and individual investors. The board believes that allowing the bylaws to be amended by a majority shareholder vote would expose the shareholders to the risk that a few large shareholders who wish to advance their own special interests – and who have no duties to the other shareholders – could adopt changes in these operating principles that could be detrimental to minority shareholders. Under the majority vote standard endorsed by the proponent (requiring only a majority of shares voted at the meeting), shareholders holding significantly less than half of the outstanding shares could adopt bylaw amendments to further their own special interests. The board, on the other hand, has fiduciary duties to consider and balance the interests of all shareholders when considering bylaw provisions, and is better positioned to ensure that any bylaw amendments are prudent and are designed to protect and maximize long-term value for all shareholders.
     The proponent suggests this proposal is necessary to foster good governance principles at the company and make the directors more accountable to the shareholders. On the contrary, the board has been for many years, and intends to remain, a leader in corporate governance. The company has adopted comprehensive corporate governance principles, consistent with best practices, that ensure the company remains fully transparent and accountable to shareholders. Last year, our leadership in this area was recognized when we were named the most “shareholder-friendly” company in our industry in a survey of institutional investors.10 Further, in 2007, the board has taken two major steps to demonstrate its continuing leadership in corporate governance and accountability to shareholders: (1) seeking shareholder approval to eliminate the classified board (see Item 3), and (2) adopting a majority voting standard for directors.
     The proponent also suggests that adopting this proposal will enhance company performance because companies with good corporate governance are more highly valued. We certainly agree that strong corporate governance practices benefit shareholders, but we do not believe that this particular proposal will improve the company’s corporate governance or lead to better performance. In fact, a 2004 study by Lawrence D. Brown and Marcus L. Caylor of Georgia State University11 found that companies that permit shareholders to amend the bylaws performed no better or worse than those who reserve that power to the directors. This is consistent with

[10]	Institutional Investor Magazine

[11]	“Corporate Governance and Firm Performance”, Georgia State University, December 7, 2004

our view that adopting this proposal would not enhance our already strong corporate governance practices and instead would expose minority shareholders to actions detrimental to their best interests.
The Board of Directors recommends that you vote AGAINST this proposal.
Item 9. Shareholder Proposal Regarding Adopting a Simple Majority Vote Standard
William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, beneficial owner of approximately 1,400 shares, has submitted the following proposal.
RESOLVED: Shareholders recommend that our Board take each step necessary to adopt a simple majority vote to apply to the greatest extent possible.
     This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent feasible in accordance with applicable laws and existing governance documents.
     This topic won a 66% yes-vote average at 20 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.
     Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring an 80%-vote on a number of key governance issues, if our vote is an overwhelming 79%-yes and only 1%-no – only 1% could force their will on our 79%-majority.
     When one considers abstentions and broker non-votes, a supermajority vote can be almost impossible to obtain. For example, a proposal for annual election of each director at Goodyear (GT) failed to pass even though 90% of votes cast were in favor of the proposal. While companies often state that the purpose of supermajority requirements is to provide companies with the ability to protect minority shareholders, supermajority requirements are arguable most often used to block initiatives opposed by management but supported by most shareholders. The Goodyear Tire & Rubber Company vote is a perfect illustration.
     Corporate governance procedures and practices, and the level of accountability they impose, are arguable closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. Shareholders are willing to pay a premium for shares of corporations that have excellent corporate governance, as illustrated by a recent study by McKinsey & Co. If our Company were to remove its supermajority requirements, it would be a strong statement that our Company is committed to good corporate governance and its long-term financial performance.
Adopt Simple Majority Vote
Yes on 9
Statement in Opposition to the Proposal Regarding Adopting a Simple Majority Vote Standard
This proposal, which does not pertain to the election of directors, calls for the elimination of provisions in the company’s articles of incorporation that require more than a simple majority vote for certain actions to be approved. The board of directors believes that this would not be in the best long-term interests of the shareholders and recommends that you vote against it.
     Most proposals submitted to a vote of the company’s shareholders can already be adopted by a simple majority vote. However, in 1985 the company’s shareholders voted to increase the approval requirement for certain important actions. These actions, which require the approval of at least 80 percent of the outstanding shares of stock entitled to vote, relate to:
•	Removal of directors

•	The amendment of the articles of incorporation’s provisions relating to the terms of office and removal of directors[12]

•	Merger, consolidation, recapitalization or certain other business combinations involving the company that are not approved by the board of directors

[12]	Under Item 3, the board is recommending that shareholders approve amendments to these provisions establishing annual election of directors.

•	The amendment of the articles of incorporation’s provisions relating to such mergers and other business combinations.
     The board believes that in adopting these supermajority voting provisions, shareholders intended to preserve and maximize the value of Lilly stock for all shareholders by protecting against self-interested actions by one or a few large shareholders, as well as to help ensure that important corporate governance rules are not changed without the clear consensus of a substantial majority of stockholders that such change is prudent and in the best interests of the company.
     The board has a fiduciary duty under the law to act in a manner it believes to be in the best interests of the company and its shareholders. The board believes that in the event of an unfriendly or unsolicited bid from one or a few large shareholders to take over or restructure the company, these supermajority voting provisions encourage bidders to negotiate with the board on behalf of all shareholders. In addition, they allow the board time and bargaining leverage to consider alternative proposals that maximize the value of the company for all shareholders, including large institutional investors as well as smaller institutions and individual shareholders.
     The board believes that these supermajority voting provisions protect all shareholders by making it more difficult for one or a few large shareholders to replace important corporate governance rules of the company to further a special interest or to take control of the company without negotiating with the board to assure that the best results are achieved for all of the company’s shareholders.
     While the supermajority provision does require a clear mandate by shareholders, it is by no means an insurmountable hurdle. The company commonly obtains favorable votes of well over 80 percent of the outstanding shares for management proposals. Looking beyond Lilly, the proponent cites Goodyear’s failure to achieve the necessary 80 percent vote in 2005 for a management proposal to declassify the board. However, he fails to point out that Goodyear successfully adopted same proposal in 2006 with an 86.2 percent vote. Further, according to Georgeson Shareholder Communications Co. survey of the 2006 proxy season, of the 12 management proposals for board declassification requiring an 80 percent vote, 11 were approved by the requisite vote. This reinforces the board’s view that supermajority provisions do not serve to nullify shareholder will, but instead help ensure that crucial decisions are supported by the vast majority of shareholders.
The board recommends that you vote AGAINST this proposal.
Other Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Under Securities and Exchange Commission rules, our directors and executive officers are required to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of company stock. We have reviewed copies of reports provided to the company, as well as other records and information. Based on that review, we concluded that all reports were timely filed except that, due to administrative error, Dr. John Lechleiter was late in reporting a sale of stock under his 10b5-1 trading plan, Mr. Gino Santini was late in reporting charitable donations and transfers of shares to his minor children, and Mr. Derica Rice incorrectly reported the total number of share he held at the time he became an officer. Upon discovery, these matters were promptly reported.
Other Information Regarding the Company’s Proxy Solicitation
We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to and obtaining instructions from persons for whom they hold stock of the company. We expect to solicit proxies primarily by mail, but directors, officers, and other employees of the company may also solicit in person or by telephone, telefax, or electronic mail. We have retained Georgeson Shareholder Communications Inc. to assist in the distribution and solicitation of proxies. Georgeson may solicit proxies by personal interview, telephone, telefax, mail, and electronic mail. We expect that the fee for those services will not exceed $17,000 plus reimbursement of customary out-of-pocket expenses.
By order of the board of directors,
James B. Lootens
Secretary
March 5, 2007

Appendix A
Amendments to Article 9 of the Company’s Articles of Incorporation
  9. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:
  (a) The number of directors of the Corporation, exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock pursuant to Article 7(b) (the “Preferred Stock Directors”), shall not be less than nine, the exact number to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.
  (b) ~~The~~ Prior to the 2008 annual meeting of shareholders, the Board of Directors (exclusive of Preferred Stock Directors) ~~shall be~~ is divided into three classes, with the term of office of one class expiring each year. ~~At~~ Commencing with the annual meeting of shareholders in ~~1985, five~~ 2008, each class of directors ~~of the first class~~ whose term shall then or thereafter expire shall be elected to hold office for a one-year term expiring at the ~~1986~~next annual meeting~~, five directors~~ of ~~the second class shall be elected to hold office for a term expiring at the 1987 annual meeting, and six directors of the third class shall be elected to hold office for a term expiring at~~ shareholders. In the case of any vacancy on the Board of Directors occurring after the ~~1988~~2007 annual meeting ~~Commencing with the annual meeting~~ of shareholders ~~in 1986, each class of directors whose term shall then expire shall be elected to hold office for a three year term. In the case of any vacancy on the Board of Directors~~, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve ~~for the remainder of the term the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned.~~ until the next annual meeting of shareholders. All directors shall continue in office until the election and qualification of their respective successors in office. ~~When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible.~~ No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Election of directors need not be by written ballot unless the By-laws so provide.
  (c) Any director or directors (exclusive of Preferred Stock Directors) may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock (as defined in Article 13 hereof), voting together as a single class.
  (d) Notwithstanding any other provision of these Amended Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Amended Articles of Incorporation, the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article 9.

Annual Meeting Admission Ticket
Eli Lilly and Company 2007 Annual Meeting of Shareholders
Monday, April 16, 2007
11 a.m. EDT
Lilly Center Auditorium
Lilly Corporate Center
Indianapolis, Indiana 46285
The top portion of this page will be required to admit you to the meeting.
Please write your name and address in the space provided below and present this ticket when you enter the Lilly Center.
     A reception (beverages only) will be held from 10:00 to 10:45 a.m. in the Lilly Center.
Name
Address
City, State, and Zip Code
Directions and Parking
From I-70 take Exit 79B; follow signs to McCarty Street. Turn right (east) on McCarty Street; go straight into Lilly Corporate Center. You will be directed to parking. Be sure to take the admission ticket (the top portion of this page) with you to the meeting and leave this parking pass on your dashboard.
Eli Lilly and Company
Annual Meeting of Shareholders
April 16, 2007
Complimentary Parking
Lilly Corporate Center
Please place this identifier on the dashboard of your car as you enter Lilly Corporate Center so it can be clearly seen by security and parking personnel.

The undersigned hereby appoints Messrs. R. A. Armitage, D. W. Rice, and S. Taurel, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on the back of this card all the shares of common stock of ELI LILLY AND COMPANY in this account held in the name of the undersigned at the close of business on February 15, 2007, at the annual meeting of shareholders to be held on April 16, 2007, at 11:00 a.m. EDT, and at any adjournment thereof, with all the powers the undersigned would have if personally present.
If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted for items 1, 2, 3, and 4, against items 5 through 9, and, in the discretion of the proxy holders, upon such other matters as may properly come before the meeting.
This proxy is solicited on behalf of the board of directors.
PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on Sunday, April 15, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

ELI LILLY AND COMPANY C/O IVS, P.O. Box 17149 Wilmington, DE 19885	VOTE BY PHONE - (1-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on Sunday, April 15, 2007. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885.
THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ELI LILLY AND COMPANY
ONLY

The board of directors recommends a vote FOR the following items (1, 2, 3, and 4):

(1) Election of Directors, each for a three-year term.	FOR	AGAINST	ABSTAIN

(01) W. Bischoff	☐	☐	☐
(02) J. M. Cook	☐	☐	☐
(03) F. G. Prendergast	☐	☐	☐
(04) K. P. Seifert	☐	☐	☐

	FOR	AGAINST	ABSTAIN
(2) Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditors for 2007	☐	☐	☐

(3) Approve amendments to the articles of incorporation to provide for the annual election of directors	☐	☐	☐

(4) Reapprove performance goals for the company’s 2002 Lilly Stock Plan	☐	☐	☐

The board of directors recommends a vote AGAINST the following items (5, 6, 7, 8, and 9):

	FOR	AGAINST	ABSTAIN
(5) Proposal by shareholders on extending the company’s animal care and use policy to contract labs	☐	☐	☐

(6) Proposal by shareholders on international outsourcing of animal research	☐	☐	☐

(7) Proposal by shareholders on separating the roles of chairman and chief executive officer	☐	☐	☐

(8) Proposal by shareholders on amending the company’s articles of incorporation	☐	☐	☐

(9) Proposal by shareholders on adopting a simple majority vote standard	☐	☐	☐

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature	Date

Lilly Employee 401(k) Plan
Confidential Voting Instructions
To National City Bank, Indiana, Trustee
By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the front of this card, the number of shares of Eli Lilly and Company Common Stock credited to your account under The Lilly Employee 401(k) Plan or an affiliated plan at the Annual Meeting of Shareholders to be held on April 16, 2007 at 11:00 a.m EDT, and at any adjournment thereof.
Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “undirected shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement.
Check here only if you decline to have your vote applied pro rata to the undirected shares. ☐
These confidential voting instructions will be seen only by authorized representatives of the Trustee.
PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

National City Bank, Indiana, Trustee	VOTE BY INTERNET — www.proxyvote.com
C/O IVS, P.O. Box 17149 Wilmington, DE 19885	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on Sunday, April 15, 2007. Have your voter instruction card in hand when you access the web site and follow instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE — ( 1-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on Sunday, April 15, 2007. Have your voter instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL—
Mark, sign and date this card and return it in the postage-paid envelope we have provided or return to IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The board of directors recommends a vote FOR the following items (1, 2, 3 and 4):

(1) Election of Directors, each for a three-year term.	FOR	AGAINST	ABSTAIN

(01) W. Bischoff	☐	☐	☐
(02) J. M. Cook	☐	☐	☐
(03) F. G. Prendergast	☐	☐	☐
(04) K. P. Seifert	☐	☐	☐

	FOR	AGAINST	ABSTAIN
(2) Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditors for 2007	☐	☐	☐

(3) Approve amendments to the articles of incorporation to provide for the annual election of directors	☐	☐	☐

(4) Reapprove performance goals for the company’s 2002 Lilly Stock Plan	☐	☐	☐

The board of directors recommends a vote AGAINST the following items (5, 6, 7, 8, and 9):

	FOR	AGAINST	ABSTAIN
(5) Proposal by shareholders on extending the company’s animal care and use policy to contract labs	☐	☐	☐

(6) Proposal by shareholders on international outsourcing of animal research	☐	☐	☐

(7) Proposal by shareholders on separating the roles of chairman and chief executive officer	☐	☐	☐

(8) Proposal by shareholders on amending the company’s articles of incorporation	☐	☐	☐

(9) Proposal by shareholders on adopting a simple majority vote standard	☐	☐	☐

In the Trustee's discretion, upon such other matters as may properly come before the meeting.

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature	Date